Exhibit 2.1

STOCK PURCHASE AGREEMENT
BY AND BETWEEN
ROUGH BROTHERS MANUFACTURING, INC.,
RBI SOLAR, INC.,
DELTA T SOLUTIONS, INC.,
RICHARD REILLY,
AND
SUNLIGHT US CO., INC.
AND
GIBRALTAR INDUSTRIES, INC.
DATED AS OF JUNE 9, 2015

Exhibit 2.1

i

Exhibit 2.1

4.11	Intellectual Property	17
4.12	Real Property	19
4.13	Employee Matters and Benefit Plans	19
4.14	Taxes	21
4.15	Brokers	23
4.16	Affiliates	23
4.17	Insurance	23
4.18	Ownership and Sufficiency of Assets	23
4.19	Labor	23
4.20	Bank Accounts	24
4.21	Warranties	24
4.22	Customers and Suppliers	25
4.23	Accounts Receivable	25
4.24	Inventories	26
4.25	Customer Backlog	26
4.26	Disclaimer of Other Representations and Warranties	26

ARTICLE V

REPRESENTATIONS AND WARRANTIES RELATING TO THE BUYER		26
5.1	Organization and Qualification	26
5.2	Authority, Due Execution and Binding Effect	27
5.3	No Violation; Consents and Approvals; No Conflict	27
5.4	Purchase for Investment	27
5.5	Investor Qualifications	28
5.6	Litigation	28
5.7	Financing	28
5.8	Partnership Arrangements	28
5.9	Bankruptcy	28
5.10	Independent Investigation	28
5.11	Brokers	28
5.12	Capitalization	28

ARTICLE VI

COVENANTS		29
6.1	Tax Matters	29
6.2	Confidentiality	33
6.3	Non-Competition, Non-Solicitation	33
6.4	Officers' and Directors' Insurance and Indemnification	34
6.5	Return of Premium from Captive Insurance	35

ARTICLE VII

INDEMNIFICATION		35
7.1	Survival	35
7.2	Indemnification of Buyer Indemnified Parties	36

ii

Exhibit 2.1

7.3	Indemnification of the Seller Indemnified Parties	38
7.4	Indemnification Procedure for Third Party Claims	38
7.5	Claims for Indemnification	39
7.6	Treatment of Indemnification Claims	40
7.7	Calculation of Losses	40
7.8	Exclusion of Other Remedies	40
7.9	Escrow	41

ARTICLE VIII

MISCELLANEOUS		41
8.1	Notices, Consents, Etc	41
8.2	Severability	42
8.3	Assignment; Successors	42
8.4	Counterparts; Facsimile or	43
8.5	Expenses	43
8.6	Governing Law	43
8.7	Table of Contents and Headings	43
8.8	Entire Agreement	43
8.9	Third Parties	43
8.10	Disclosure Generally	44
8.11	Arbitration	44
8.12	Waiver of Jury Trial	46
8.13	Public Announcements	46
8.14	Amendments and Waivers	46
8.15	Provision Respecting Legal Representation	47
Definitions		1

iii

Exhibit 2.1

STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT dated as of June 9, 2015, by and among (i) Sunlight US Co., Inc., an Ohio corporation (“Buyer”), (ii) Gibraltar Industries, Inc., a Delaware corporation (“Gibraltar”), (iii) Richard Reilly (“Seller”), (iv) Rough Brothers Manufacturing, Inc., an Ohio corporation (“RBI”), (v) RBI Solar, Inc., an Ohio corporation (“Solar”), and (vi) Delta T Solutions, Inc., a California corporation (“Delta” and together with RBI and Solar, the “Companies”).

ARTICLE I
RECITALS AND DEFINITIONS

1.1     Recitals. Seller owns all of the issued and outstanding capital stock in the Companies (the “Stock”). RBI is engaged in the design, engineering and manufacturing of research, teaching, educational and commercial greenhouses (the “RBI Business”). Solar is engaged in the design, engineering, manufacturing and installation of solar mounting systems (the “Solar Business”). Delta is engaged in the design, engineering, manufacturing and installation of heating systems for the car wash and greenhouse industries (the “Delta Business” and together with the RBI Business and Solar Business, the “Business”). Buyer is a wholly owned subsidiary of Gibraltar and desires to purchase from Seller, and Seller desires to sell to the Buyer, the Stock.

1.2    Definitions.    Defined terms used in this Agreement shall have the meanings ascribed to them in the Annex of Defined Terms attached hereto.

1.3    Other Terms    Other terms may be defined elsewhere in this Agreement and, for the purposes of this Agreement, those other terms shall have the meanings specified in those other places of this Agreement unless the context requires otherwise.

1.4    Usage    Defined terms used in this Agreement shall have the meanings ascribed to them in the Annex of Defined Terms attached.

(a)Interpretation. In this Agreement, unless a clear contrary intention appears:
(i)the singular number includes the plural number and vice versa;

(ii)reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii)reference to any gender includes each other gender;

(iv)reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v)reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi)“hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vii)“including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii)“or” is used in the inclusive sense of “and/or”; and

(ix)with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”.

(b)Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

(c)Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

ARTICLE II

PURCHASE AND SALE OF STOCK

2.1    Purchase and Sale of Stock

(a)    Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell to Buyer, free and clear of all Liens and other restrictions on transfer (other than restrictions on transfer arising under the terms of any Law (but not restrictions on transfer arising under principles of common law as applied to contracts or agreements)) all of the Stock, by Seller’s delivery to the Buyer of stock certificates representing the Stock, duly endorsed in blank form for transfer or accompanied by appropriate stock powers duly executed in blank.

(b)    Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Gibraltar shall take such action as may be necessary to cause Buyer to purchase the Stock from Seller, by Buyer’s delivery of the Purchase Price, as set forth in Section 2.3 below.

2.2    Closing. The closing of the Transaction (the “Closing”) shall take place at the offices of Katz Teller, 255 East Fifth Street, Suite 2400, Cincinnati, Ohio 45202, at 10:00 a.m. local time, on the date of this Agreement. The date upon which the Closing occurs is referred to herein as the “Closing Date”. The Closing will be deemed to occur at 12:01 a.m. (Cincinnati Time) on the Closing Date (the “Effective Time”).

2.3    Payment of the Purchase Price and the Transaction Expenses

(a)    Subject to Sections 2.5 and 2.6, in consideration for the sale of the Stock pursuant to Section 2.1(b), the Buyer shall pay to the Seller in cash an aggregate amount equal to (i) the Base Price, less (ii) the Estimated Net Non-Cash Working Capital Deficit, plus (iii) the Estimated Net Non-Cash Working Capital Surplus, (such calculated amount, the “Purchase Price”). At the Closing, in the following chronological order, the Buyer shall pay: (i) on behalf of and as directed by the Seller, the amounts necessary to pay the Transaction Expenses (which such amounts and payees the Seller shall deliver to the Buyer prior to the Closing); (ii) to the holders of any Indebtedness identified in Schedule 2.3(b), the amount required to pay in full and discharge all such Indebtedness as determined from the Payoff Statements (such aggregate amount being hereinafter the “Closing Date Debt”); (iii) to the Escrow Agent, the Escrow Amount; and (iv) to the Seller an amount equal to the Purchase Price, less the amount of the Transaction Expenses, the Closing Date Debt and the Escrow Amount.

(b)    No later than two Business Days prior to the Closing Date, the Seller shall have delivered to the Buyer, a written statement from each Person identified in Schedule 2.3(b) (which Schedule, Seller represents and warrants, will contain a true, correct and complete list of each Person to whom any Target Group Member has, as of the date hereof, any outstanding Indebtedness) (each such written statement being hereinafter a “Payoff Statement”), which Payoff Statements shall be in form and substance reasonably acceptable to Buyer and, as to each Person identified in Schedule 2.3(b): (i) shall set forth the full amount (or a methodology for calculating the full amount) which is to be paid to such Person on the Closing Date in order to pay in full and discharge all Indebtedness which any Target Group Member has to any such Person, including interest, fees, prepayment fees or penalties and amounts, if any, due in connection with the termination of any foreign currency or interest rate protection agreements; and (ii) shall provide that upon payment on the Closing Date to the Person which has issued the Payoff Statement of the amount stated or described in the Payoff Statement, all Liens of such Person on all tangible and intangible assets of any Target Group Member shall be released and discharged simultaneously with the Closing.

(c)    Payments to be made by the Buyer pursuant to Section 2.3(a) shall be made by wire transfer of immediately available funds to one (1) or more accounts, which account or accounts shall, except as otherwise agreed by the Parties: (i) in the case of the Transaction Expenses and the amounts to be paid to Seller, be designated by the Seller in writing to the Buyer not less than two (2) Business Days prior to the Closing Date; (ii) in the case of the Person’s identified in

Schedule 2.3(b), be identified in the applicable Payoff Statement of each such Person; and (iii) in the case of the Escrow Agent, be designated by the Escrow Agent in writing to the Buyer not less than two (2) Business Days prior to the Closing Date. Notwithstanding the payment by the Buyer of the amount of the Transaction Expenses as identified by the Seller and the amounts provided for in the Payoff Statements to the Persons identified therein, the Seller shall be and continue to be liable, on and after the Closing Date, for payment of (i) all Transaction Expenses and (ii) all Indebtedness of all members of the Target Group existing as of the Closing Date.

2.4    Closing Deliveries. At the Closing, subject to and on the terms and conditions set forth in this Agreement,

(a)    the Buyer shall deliver to the Seller each of the following documents:

(i)the Escrow Agreement, duly executed by the Buyer;

(ii)any other Ancillary Agreements, duly executed by Buyer and its Affiliates who are a party thereto; and

(iii)a good standing certificate with respect to the Buyer certified by the Secretary of State of the State of Buyer’s incorporation as of a date not more than thirty (30) days prior to the Closing Date.

(b)    the Seller shall deliver to the Buyer each of the following documents:

(i)    stock certificates representing the Stock, duly endorsed in blank form for transfer or accompanied by appropriate stock powers duly executed in blank together with the minute books of the Companies;

(ii)    stock certificates and minute books for each Target Group Member other than the Companies;

(iii)    consents to assignment of Material Contracts and Permits identified in Schedule 2.4(b)(iii);

(iv)the Escrow Agreement, duly executed by the Seller;

(v)any other Ancillary Agreements, duly executed by Seller and his Affiliates who are a party thereto;

(vi)the resignation effective as of the Closing from each director and officer of each Target Group Member in writing;

(vii)a good standing certificate with respect to each of the Companies certified by the Secretary of State of its state of incorporation, as of a date not more than thirty (30) days prior to the Closing Date; and

(viii)    an affidavit of non-foreign status of the Seller, in form and substance reasonably acceptable to the Buyer, that complies with Section 1445 of the Code.

2.5    Estimated Purchase Price Adjustment. The Seller shall have delivered to the Buyer prior to the date of this Agreement, an estimated consolidated balance sheet of the Target Group as of the Effective Time (the “Estimated Closing Balance Sheet”) and an estimated calculation of Net Non-Cash Working Capital as of the Effective Time, based on the Estimated Closing Balance Sheet (the “Estimated Net Non-Cash Working Capital”). Seller represents and warrants to Buyer that the Estimated Closing Balance Sheet and the Estimated Net Non-Cash Working Capital will each be prepared in accordance with GAAP and on a basis consistent with the preparation of the Company Financial Statements and the past practices of the Target Group (for the avoidance of doubt, to the extent GAAP provides for a range of alternatives, such past practices shall govern), except for the impact of the recognition of revenue on certain Contracts in progress, as agreed upon prior to Closing by Seller and Buyer, in the calculation of amounts reflected in the Estimated Closing Balance Sheet and in the calculation of the Estimated Net Non-Cash Working Capital. The Estimated Net Non-Cash Working Capital will also be prepared in accordance with the definition of Net Non-Cash Working Capital. If the Estimated Net Non-Cash Working Capital is less than the Working Capital Target, then the difference shall constitute the “Estimated Net Non-Cash Working Capital Deficit”. If the Estimated Net Non-Cash Working Capital is greater than the Working Capital Target, then the difference shall constitute the “Estimated Net Non-Cash Working Capital Surplus”.

2.6    Adjustments to Purchase Price

(a)    Closing Balance Sheet. As promptly as practicable following the Closing
Date, but in no event later than sixty (60) days after the Closing Date, the Buyer shall, acting in good faith and using all reasonable efforts, prepare and deliver to the Seller a consolidated balance sheet of the Target Group as of the Effective Time (the “Closing Balance Sheet”) and a calculation of Net Non-Cash Working Capital as of the Effective Time based on the Closing Balance Sheet (the “Net Non-Cash Working Capital Calculation”). The Closing Balance Sheet and the Net Non-Cash Working Capital Calculation (collectively, the “Draft Closing Statements”) shall be prepared in accordance with GAAP and on a basis consistent with the preparation of the Company Financial Statements and the past practices of the Target Group (for the avoidance of doubt, to the extent GAAP provides for a range of alternatives, such past practices shall govern), except for the impact of the recognition of revenue on certain Contracts in progress, as agreed upon prior to Closing by Seller and Buyer, in the calculation of amounts reflected in the Closing Balance Sheet and in the calculation of the Net Non-Cash Working Capital. The Net Non-Cash Working Capital Calculation will also be prepared in accordance with the definition of Net Non-Cash Working Capital.

(i)    During the period from the date the Draft Closing Statements are delivered by the Buyer to the Seller through the date such statements are finally determined, the Buyer shall, and shall cause the Buyer’s and the Companies’ Representatives to, reasonably cooperate with the Seller and his Representatives and to provide the Seller and his Representatives full access to the work papers of the Buyer and the Companies and their respective Representatives in connection with the review of the Draft Closing Statements, and the Buyer shall make reasonably available to the Seller and its Representatives, individuals responsible for the preparation of the Draft Closing Statements in order to respond to inquiries of the Seller related thereto.

(ii)    If the Seller disputes the correctness of the Draft Closing Statements provided to the Seller by the Buyer, the Seller shall notify the Buyer in writing of its objections within thirty (30) Business Days after its receipt of the Draft Closing Statements and shall describe the reasons for the Seller’s objections (specifying in reasonable detail such disagreement). If the Seller fails to deliver a written notice of objection to the Buyer within such thirty (30) Business Day period, the Seller shall be deemed to have accepted the Draft Closing Statements provided by the Buyer to the Seller, which shall be final and binding on the Buyer and the Seller and used for the purposes of this Section 2.6. If, however, the Seller delivers a written notice of objection (the “Dispute Notice”) to the Buyer within such thirty (30) Business Day period, the Seller and the Buyer shall endeavor in good faith to resolve any disputed items within thirty (30) Business Days after the date of the Buyer’s receipt of the Dispute Notice.

(iii)    If the Seller and the Buyer are unable to resolve any items in dispute relating to the Draft Closing Statements within thirty (30) Business Days after the date of the Buyer’s receipt of the Dispute Notice (or such other period as the Parties may agree), the Seller and the Buyer shall submit the dispute to an accounting firm which shall be selected by mutual agreement of Buyer and Seller and which: (A) has at least a regional reputation; and (B) has had no prior relationship with Buyer, Seller or the Target Group (the “Independent Accountant”) to resolve all items remaining in dispute, and such determination by the Independent Accountant shall be final, binding and conclusive on the Parties. The Independent Accountant, in undertaking the tasks to be performed by it as provided herein, shall act as an expert and not as an arbitrator. The Buyer and the Seller may present to the Independent Accountant their respective positions regarding the dispute (provided that, for greater certainty, such presentations are limited to matters described in the Dispute Notice), and each of the Buyer and the Seller shall have the right to present additional documents, materials and other information, and make an oral presentation to the Independent Accountant, regarding such dispute and the Independent Accountant shall consider such additional documents, materials and other information and such oral presentation. Any such other documents, materials or other information shall be copied to each of the Buyer and the Seller and each of the Seller and the Buyer shall be entitled to attend any such oral presentation.

(iv)    The Independent Accountant shall determine, based solely on such presentations from the Seller and the Buyer and not by independent review, only those issues in dispute specifically set forth in the Dispute Notice and shall deliver to the Buyer and the Seller a balance sheet of the Target Group as of the Closing Date reflecting its resolution of all issues in dispute and the Net Non-Cash Working Capital Calculation shown thereon. In resolving any disputed item, the Independent

Accountant: (i) shall be bound to the principles of this Section 2.6 (including Section 2.6(a)(i)), (ii) shall limit its review to matters specifically set forth in the Dispute Notice, and (iii) shall not assign a value to any item higher than the highest value for such item claimed by either Party or lower than the lowest value for such item claimed by either Party. The Parties shall use commercially reasonable efforts to cause the Independent Accountant to complete its work and render its determination in writing within thirty (30) calendar days of its engagement.

(v)    The Net Non-Cash Working Capital as finally determined pursuant to this Section 2.6 (whether by failure of the Seller to deliver a Dispute Notice to the Buyer, by the agreement of the Parties or by the final determination of the Independent Accountant) shall be deemed to be, and shall be referred to herein, as the “Final Net Non-Cash Working Capital”.

(vi)    The Companies, prior to Closing, shall be responsible for the costs and expenses incurred in connection with the preparation of the Estimated Closing Balance Sheet and Estimated Net Non-Cash Working Capital Calculation. The Seller and the Buyer shall each bear, and be responsible for, the costs and expenses incurred by each of them (including any fees and expenses of their respective accounting firms) in connection with negotiation of disputed items in the Closing Balance Sheet and Net Non-Cash Working Capital Calculation. If the Independent Accountant is engaged, the fees, expenses and disbursements of the Independent Accountant shall be allocated between (and paid by) the Seller and the Buyer in inverse proportion to the degree to which the position of the Seller and the position of the Buyer as to the amount of the Net Non-Cash Working Capital Calculation has been confirmed by the Independent Accountant, which proportionate allocation of fees, expenses and disbursements shall be determined by the Independent Accountant and set forth in the written determination of the Independent Accountant of the amount of the Final Net Non-Cash Working Capital.

(b)    Adjustment for Net Non-Cash Working Capital. If the Final Net Non-Cash Working Capital is less than the Estimated Net Non-Cash Working Capital, the Purchase Price shall be decreased and adjusted by an amount equal to the difference, and the Seller shall pay, pursuant to Section 2.6(f) below, to the Buyer in immediately available funds an amount equal to such difference. If the Final Net Non-Cash Working Capital is greater than the Estimated Net Non-Cash Working Capital, the Purchase Price shall be increased by an amount equal to the difference, and the Buyer shall pay, pursuant to Section 2.6(f) below, to the Seller in immediately available funds an amount equal to such difference.

(c)    Adjustment for Cash. As promptly as practicable following the Closing Date, but in no event later than sixty (60) days after the Closing Date, the Buyer shall cause to be prepared and delivered to the Seller a calculation of Cash of the Target Group as at the Effective Time (“Closing Date Cash”), along with all supporting documentation for such calculation. The Purchase Price shall be increased on a dollar for dollar basis for each dollar that the Closing Date Cash exceeds $0, and the Buyer shall pay, pursuant to Section 2.6(d) below, to the Seller in immediately available funds an amount equal to such difference. If Seller disputes the correctness of the Buyer’s Closing Date Cash calculation, Buyer and Seller shall attempt to resolve such dispute substantially in compliance with the dispute resolution process set forth in Section 2.6(a) above.

(d)    Adjustment for Total Tax Gross-Up Amount. For purposes of this Agreement, the Total Tax Gross-Up Amount which may be payable to the Seller pursuant to Section 6.1(a)(vi) shall be deemed to be an adjustment to the Purchase Price.

(e)    Adjustment for Chinese Capital Gains Taxes. For purposes of this Agreement, the amount of the Chinese capital gains taxes which are required to be reimbursed to the Buyer by Seller pursuant to Section 6.1(i) hereof shall be deemed to be an adjustment to the Purchase Price.

(f)    Payments. All payments mandated by Sections 2.6(b) and 2.6(c) shall be made in immediately available funds within three (3) Business Days of the date on which the Final Net Non-Cash Working Capital and Closing Date Cash, respectively, has been determined hereunder. Payments will be made to one (1) or more accounts, which accounts shall be designated by the recipient of such payment in writing not less than two (2) Business Days prior to the date payment is to be made (or as otherwise agreed to by the Parties).

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLER

Except as set forth in the Disclosure Schedules delivered by the Seller to the Buyer simultaneously with the execution of this Agreement, which correspond to the relevant sections of this Agreement, the Seller hereby represents and warrants to the Buyer as follows:
3.1    Authority, Due Execution and Binding Effect. Seller has the requisite power and authority and full legal capacity to execute and deliver this Agreement and each Ancillary Agreement to which he will be a party, to consummate the Transaction, and to perform his obligations under this Agreement and the Ancillary Agreements. This Agreement has been duly and validly executed and delivered by the Seller. Assuming the due authorization, execution and delivery by the other Parties (other than the Companies) hereto, this Agreement shall constitute, upon such execution and delivery hereof, the valid and binding obligation of the Seller, enforceable in accordance with its terms, except as enforcement may be limited by the Enforceability Exceptions. Each Ancillary Agreement to which the Seller will be a party will be duly executed and delivered by the Seller and, assuming that such Ancillary Agreement constitutes a valid and binding obligation of the other parties thereto, will constitute a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions.

3.2    No Violation; Consents and Approvals; No Conflict. Except as set forth on Schedule 3.2, the execution and delivery by the Seller of this Agreement and each Ancillary Agreement to which the Seller will be a party does not, and the consummation of the Transaction and compliance with the terms hereof will not, directly or indirectly (a) violate, conflict with, or result in (with or without notice or lapse of time) a violation or breach of any Law, Governmental Authorization or Order to which the Seller may be subject; or (b) conflict in any material respect with, result in a material breach of, constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, require any Consent under, or give to others any right of termination, amendment, acceleration, suspension, revocation or cancellation of, result in the creation of any Lien (other than a Permitted Lien) pursuant to any Contract to which the Seller is a party or by which any of the Seller’s assets or properties are bound or affected, in each case which could reasonably be expected, individually or in the aggregate, to impair the Seller’s ability to perform his obligations hereunder and to consummate the Transaction. No Governmental Authorization of any Governmental Authority, or any other Consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Authority is required to be obtained or made by or with respect to the Seller in connection with the consummation of the Transaction.

3.3    Ownership; No Liens. Seller owns, beneficially and of record the Stock set forth on Schedule 3.3. Seller’s shares of Stock are duly authorized, validly issued, fully paid and non-assessable and are owned directly by the Seller free and clear of any Liens (other than limitations on transfers under applicable securities Laws) and Seller has good, valid and marketable title to the Stock. There are no stockholder agreements, voting trusts, proxies or other agreements or understandings with respect to any Stock or other equity securities of, or other equity interests in, the Companies, including with respect to the voting thereof.

3.4    Litigation. There are no Actions by or against the Seller pending or, to the Knowledge of the Company, threatened before any Governmental Authority, that affect the Stock, any of the assets of the Business, or which could reasonably be expected to be materially adverse to the ability of the Seller to consummate the Transaction. During the three (3) year period ending on the date hereof, there have been no Actions by or against the Seller and, to the Knowledge of the Company, during such three (3) year period, there have been no Actions threatened against the Seller, which Actions or threatened Actions affected the Stock, any of the assets of the Business or which could reasonably have been expected be materially adverse to the ability of the Seller to sell the issued and outstanding capital stock of any of the Companies.

3.5    Brokers. Except for Greentech Capital Advisors Securities, LLC (the fees of which shall be a Transaction Expense), no broker, finder or agent is entitled to any brokerage fees, finder’s fees or commissions in connection with this Agreement or the Transaction based upon agreement, arrangement or understanding made by or on behalf of the Seller.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING TO THE TARGET GROUP

Except as set forth in the Disclosure Schedules, the Seller and each of the Companies hereby, jointly and severally, represent and warrant to the Buyer as follows:

4.1    Incorporation and Qualification; Subsidiaries. Each Target Group Member is duly incorporated or organized, as the case may be, validly existing and in good standing under the Laws of such Target Group Member’s jurisdiction of incorporation or organization, as set forth on Schedule 4.1, and has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and to conduct the portion of the Business in which such Target Group Member is engaged. The Seller has heretofore made available to the Buyer complete and correct copies of the Organizational Documents of each Target Group Member, in each case, as presently in effect. Schedule 4.1 sets forth for each Target Group Member (i) its name and jurisdiction of incorporation or organization; (ii) the number of authorized, issued and outstanding Equity Interests of such Target Group Member and the identity of the record and beneficial owner of the issued and outstanding Equity Interests of such Target Group Member; (iii) a list of the current officers and directors of each Target Group Member that is a corporation and, for each Target Group Member which is not a corporation, a list of the individuals holding positions of authority with respect to such Target Group Member which is substantially equivalent to the authority of officers and directors of a corporation together with the titles held by such individuals; and (iv) each jurisdiction in which the Target Group Member is qualified to do business as a foreign corporation or entity. Except for the Equity Interests of each Target Group Member which are identified in Schedule 4.1 as being issued and outstanding, there are no Equity Interests which are issued and outstanding with respect to any Target Group Member. All of the Equity Interests of each Target Group Member which are identified in Schedule 4.1 as being issued and outstanding have been duly and validly issued and are fully paid and non-assessable and all of such Equity Interests are owned by the individual or entity identified in Schedule 4.1, free and clear of all Liens (other than limitations on transfers under applicable securities Laws). Each Target Group Member is duly authorized to conduct business in, and is good standing under the laws of, each jurisdiction in which such qualification is required, except where the failure to be so qualified would not have a Material Adverse Effect. Except for the Subsidiaries set forth in Schedule 4.1, none of the Companies owns or has any right to acquire, directly or indirectly, any Equity Interests in any Person.

4.2    No Violation; Consents and Approvals; No Conflict. Except as set forth on Schedule 4.2, the consummation of the Transaction will not, directly or indirectly (a) violate, conflict with, or result in (with or without notice or lapse of time) a violation or breach of any Law, Governmental Authorization or Order to which any Target Group Member may be subject; (b) violate, conflict with or result in the breach of any provision of the Organizational Documents of any Target Group Member; or (c) conflict in any respect with, result in a breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any Consent under, or give to others any right of termination, amendment, acceleration, suspension, revocation or cancellation of, result in the creation of any Lien (other than a Permitted Lien) pursuant to any Material Contract.

4.3    Company Financial Statements. Seller has made available to the Buyer the Company Financial Statements, which have been prepared from the books and records of the Target Group, in accordance with GAAP on a consistent basis throughout the periods covered thereby, and fairly present in all material respects the financial condition and results of operations of the Target Group, as of the respective date thereof and for the period referred to therein, subject to, in the case of the Latest Financials and the Company Financial Statements other than the financial statements as of December 31, 2014, the absence of notes and to usual year-end adjustments. The Target Group maintains and complies in all material respects with a system of accounting controls designed to provide reasonable assurances that transactions are recorded as necessary to permit the preparation of the Company Financial Statements in conformity with GAAP (except as may be set forth in the notes thereto).

4.4    No Undisclosed Liabilities. Except Liabilities that are (i) reflected, accrued or reserved against in the Company Financial Statements (including the notes thereto), or the Estimated Closing Date Balance Sheet, (ii) disclosed in Schedule 4.4, (iii) incurred in connection with the transactions contemplated by this Agreement or the Ancillary Agreements, (iv) the Transaction Expenses, and (v) incurred in the ordinary course of business after the date of the Latest Financials, the Target Group does not have any Liabilities.
4.5    Absence of Certain Changes or Events. Except as set forth in Schedule 4.5, or permitted by this Agreement, (a) since January 1, 2014, there has been no event, change, circumstance, effect or state of facts that, individually or in the aggregate with other events, changes, circumstances, effects or states of facts, has had a Company Material Adverse Effect, and (b) during the period beginning January 1, 2014 and ending on the date hereof, (i) the Target Group has operated the Business in all material respects in the ordinary course of business consistent with past practices and (ii) no Target Group Member has taken any of the following actions:

(i)    declared, set aside, made or paid any non-cash dividend or other non-cash distribution in respect of the capital stock of, or other ownership interests in, a Target Group Member, or repurchased, redeemed or otherwise acquired any outstanding shares of the capital stock or other securities of, or other ownership interests in, a Target Group Member;

(ii)    transferred, issued, sold, pledged, encumbered or disposed of any shares of capital stock or other securities of, or other ownership interests in, a Target Group Member, or securities convertible into or exchangeable for any such interests, or granted options, warrants, calls or other rights to purchase or otherwise acquired shares of the capital stock or other securities of, or other ownership interests in, a Target Group Member;

(iii)    redeemed, purchased or otherwise acquired any outstanding shares of capital stock or other securities of, or other ownership interests in, a Target Group Member;

(iv)    effected any recapitalization, reclassification, stock split, combination or like change in the capitalization of any Target Group Member, or amended the terms of any outstanding securities of any Target Group Member;

(v)    amended the Organizational Documents of any Target Group Member;

(vi)    other than as required by Law or by an Employee Plan in effect as of the date of this Agreement or at the time of such action (A) increased the salary or other compensation of any of Target Group Member’s directors, officers or employees, except for normal increases in the ordinary course of business consistent with past practices to non-management level employees whose annual base salaries are less than $100,000, which increase did not exceed five percent (5%) in any one year period, (B) granted any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any director, officer or employee, (C) increased the coverage or benefits available under any (or created any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any director, officer or employee or otherwise modified or amended or terminated any such plan or arrangement, or (IV) entered into any employment, deferred compensation, severance, special pay, consulting, non-competition or similar agreement or arrangement with any director, officer or employees or amended any such agreement to which a Target Group Member is a party;

(vii)    subjected to any Lien or otherwise encumbered or, except for Permitted Liens, permitted, allowed or suffered to be encumbered by any Lien or otherwise, any of the properties or assets (whether tangible or intangible) of a Target Group Member;

(viii)    acquired any material properties or assets or sold, assigned, sublicensed, covenanted not to assert, abandoned, allowed to lapse, transferred, conveyed, leased or otherwise disposed of any of the properties or assets (including IP Rights and Software) of, or used by, any Target Group Member;

(ix)    entered into or agreed to enter into any merger or consolidation with any corporation or other entity, or engaged in any new business or invested in, made a loan, advanced or contributed capital to, or otherwise acquired the securities, of any other Person;

(x)    adopted any plan of complete or partial liquidation or dissolution, or entered into any restructuring or reorganization;

(xi)    cancelled or compromised any material debt or material claim or waived or released any material right of a Target Group Member;

(xii)    made any loans, advances or capital contributions, except advances for travel and other normal business expenses to officers and Employees in the ordinary course of business;

(xiii)    except as may be required as a result of a change in Law or in GAAP, changed any of the accounting methods, principles or practices used by it or made a change in its Tax reporting principles, methods or policies;

(xiv)    (I) made, changed or revoked any Tax election, settled or compromised any Tax claim or liability or entered into a settlement or compromised with respect to Taxes, or changed (or made a request to any Governmental Authority to change) any aspect of its method of accounting for Tax purposes or (II) prepared or filed any Tax Return (or any amendment thereof) in a manner inconsistent with past practice unless otherwise required by Law;

(xv)    entered into any material Contract, understanding or commitment that restrains, restricts, limits or impedes the ability of a Target Group Member to compete with or conduct any business or line of business in any geographic area or solicit the employment of any persons;

(xvi)    terminated, amended, restated, supplemented or waived any rights under any Material Contract, real property lease, personal property lease, intellectual property license or Permit;

(xvii)    settled or compromised any pending or threatened material proceeding or any material claim or claims for, or that would result in a loss of revenue of, an amount that could, individually or in the aggregate, reasonably be expected to be greater than $100,000;

(xviii)    cancelled, materially reduced or failed to maintain any material insurance coverage;

(xix)    failed to pay any required maintenance or other similar fees or otherwise failed to make required filings or payments required to maintain and further prosecute any applications for registration of owned Company Intellectual Property;

(xx)    changed or modified its credit, collection, or payment policies, procedures or practices, including acceleration of collections or receivables (whether or not past due) or failed to pay or delayed payment of payables or other liabilities;

(xxi)    incurred any Indebtedness, guaranteed any Indebtedness, issued or sold any debt securities or guaranteed any debt securities of others, or otherwise borrowed any amount or incurred or become subject to any material liabilities (other than ordinary course borrowings entered into in the ordinary course of business); or

(xxii)    entered into any agreement to take any of the foregoing actions.

4.6    Litigation. Except as set forth in Schedule 4.6 there are no (i) pending or, to the Knowledge of the Company, threatened Actions against any Target Group Member, or (ii) Orders outstanding against any Target Group Member. No Target Group Member has initiated, or has a present intent to initiate, any Action. Except as set forth in Schedule 4.6, during the five (5) year period ending on the date hereof, there have not been any Actions pending, or to the Knowledge of the Company, threatened against any Target Group Member.

4.7    Compliance with Laws. Except as set forth in Schedule 4.7, each Target Group Member is and has been at all times prior to the date hereof, in compliance in all material respects with all applicable Laws and all Orders of, and agreements with, any Governmental Authority applicable to the respective business of such Target Group Member (but excluding Laws regarding Environmental Matters which are covered exclusively by Section 4.9, Laws regarding Intellectual Property which are covered exclusively by Section 4.11, Laws regarding Company Taxes which are covered exclusively by Section 4.14 and Laws regarding employment/labor/benefits matters which are covered exclusively by Section 4.13 and Section 4.19) (the “Subject Laws”). Except as set forth in Schedule 4.7, no Target Group Member has received, within the last twelve (12) months, any written notice from any Governmental Authority that the Business of such Target Group Member is being conducted in violation of the Subject Laws. To the Knowledge of the Company, except for customary or routine inspections by Governmental Authorities, no investigation or review by any Governmental Authority with respect to the Target Group is underway or threatened, nor has any Governmental Authority indicated to the Target Group an intention to conduct the same.

4.8    Permits. Schedule 4.8 sets forth, for each Target Group Member, a true, correct and complete list of each approval, authorization, certificate, consent, license, order and permit or other similar authorization of all Governmental Authorities (and all other Persons) necessary to be obtained, maintained or held by the Target Group Member for the lawful operation of the business of such Target Group Member and which, if not obtained, maintained or held by such Target Group Member would reasonably be expected to result in the imposition of material fines or penalties on such Target Group Member or to materially limit, restrict or otherwise impair the ability of the Target Group Member to conduct its business (hereinafter referred to as “Permits”). Each Target Group Member currently has and at all times prior to the date hereof has had all Permits in full force and effect required for the lawful conduct of its business. To the Knowledge of the Company, (i) each Permit is valid, binding and in full force and effect and (ii) no Target Group Member is in default (or with the giving of notice or lapse of time or both, would be in default) under any Permit. Except as set forth in Schedule 4.8, the consummation of the Transaction will not violate the terms of any Permit.

4.9    Environmental Matters. Each Target Group Member has, at all times prior to and as of the date hereof, obtained and maintained in full force and effect all Environmental Permits necessary for the conduct of its business. Each Target Group Member is now, and at all times prior to the date hereof has been in material compliance with the requirements of all such Environmental Permits and with all applicable Environmental Laws. No Target Group Member has received any written notice within the past five (5) years that there are any uncured pending Environmental Claims against a Target Group Member, and, to the Knowledge of the Company, no such notice is threatened. No Environmental Claims are pending or, to the Knowledge of the Company, threatened against any Target Group Member. Notwithstanding any provision of this Agreement to the contrary, this Section 4.9 shall be the exclusive representation and warranty in respect of environmental matters (including non-compliance with any Environmental Law) of any kind or conditions, liabilities or losses arising from such matters.

4.10    Material Contracts

(a)    For purposes hereof, the term “Material Contracts” shall mean all Contracts or groups of related Contracts to which a Target Group Member is a party or by which a Target Group Member or any of its respective assets are bound:

(i)    with the same party for the sale of products or services under which the undelivered balance of such products or services has a sales price in excess of $100,000 payable in any twelve (12) month period;

(ii)    with the same party for the purchase of products or services under which the undelivered balance of such products or services has a purchase price in excess of $100,000 payable in any twelve (12) month period;

(iii)    relating to capital expenditures with respect to the Target Group and involving future payments which will exceed $100,000 in any twelve (12) month period;

(iv)    regarding acquisitions or dispositions of a material portion of the business or material assets of the Target Group;

(v)    that are employment agreements or severance agreements or employee termination arrangements or indemnification contracts or agreements or otherwise pertaining to employment arrangements with any officer, director, or key employee of a Target Group Member that provide for compensation in excess of $100,000 for any twelve (12) month period;

(vi)    with any officer or director of a Target Group Member (other than for employment on customary terms);

(vii)    that are change of control agreements, contracts, commitments or arrangements with any employee;

(viii)    relating to the borrowing of money or the guaranteeing or securing of any obligation for borrowed money or loaned money, or any note, bond, indenture, mortgage, installment obligation or other evidence of indebtedness for borrowed or loaned money or any guarantee of such Indebtedness;

(ix)    relating to leases, licenses, installment and conditional sale agreements, and other contracts affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any personal property of the Target Group; provided, that in each case such Contract involves an amount in excess of $50,000 per annum;

(x)    that are guaranties, suretyships or other contingent agreements, or contracts relating to, or evidences of, or providing security for, Liabilities (whether incurred, assumed, guaranteed or secured by any asset of a Target Group Member) of any Person;

(xi)    relating to the acquisition (by merger, purchase of stock, or assets, or otherwise) of substantially all the assets or any capital stock of any business enterprise pursuant to which a Target Group Member has any unmet obligations;

(xii)    relating to any joint venture, strategic alliance, or partnership agreements or other agreements involving the sharing of profits;

(xiii)    that contain any covenant materially limiting the ability of or prohibiting the Target Group from freely engaging in any business in any specified geographical area, from soliciting customers or from hiring any person;

(xiv)    under which the Target Group and any of its Affiliates are under any current obligation not to disclose to any Person, confidential or proprietary information of any Person unrelated to the Target Group and its Affiliates which is in the possession of the Target Group or any of its Affiliates;

(xv)    under which any Person other than any Target Group Member or any Affiliate of any such Target Group Member is under any current obligation not to disclose to any Person, any confidential or proprietary information of any Target Group Member;

(xvi)    in which any material IP Rights are licensed or otherwise transferred by or to the Target Group, other than (A) non-exclusive rights granted by the Target Group to customers in the ordinary course of business, or (B) generally available, off-the-shelf software license and support/maintenance agreements commercially available on standard terms for no more than $50,000 annually or in the aggregate;

(xvii)    that relate to the engagement by any Target Group Member of the services of any independent contractor or consultant and provide for payment to any such independent contractor or consultant of an amount in excess of $50,000;

(xviii)    under which a Target Group Member is subject to any obligation or requirement to make any investment (in the form of a loan or capital contribution) in any Person; and

(xix)    any contract not listed above that is material to the assets, properties, financial condition, operating results or business of any Target Group Member.

(b)    Prior to the date hereof, Seller has delivered to Buyer forth a complete list, as of the date hereof, of all Material Contracts, other than those Contracts which are described in Section 4.10(a)(i) and Section 4.10(a)(ii). With respect to the Contracts described in Section 4.10(a)(i) and Section 4.10(a)(ii), prior to the date hereof, the Seller has delivered to Buyer a true and correct list of all such Contracts, determined as of May 31, 2015 and a true and correct list of all Contracts entered into by any of Target Group Member between May 31, 2015 and the date hereof which would be described in Section 4.10(a)(i) or Section 4.10(a)(ii) if the $100,000 amount described in such Sections was changed to $500,000. During the period beginning June 1, 2015 and ending on the date hereof, if and to the extent that any Target Group member has entered into a Contract described in Section 4.10(a) (i) or Section 4.10(a)(ii), none of such Contracts contain terms and conditions other than terms and conditions which are substantially similar to the terms contained in the Contracts in the list of Contracts identified in the preceding sentence. Prior to the date hereof, true and complete copies of each Material Contract have been provided to the Buyer. Each of the Material Contracts is in full force and effect and is a legal, valid and binding obligation of a Target Group Member, and to the Knowledge of the Company, each other party thereto, enforceable against each such party thereto in accordance with its terms, subject to the Enforceability Exceptions. As of the date hereof, with respect to all Material Contracts, neither the applicable Target Group Member nor, to the Knowledge of the Company, any other party to any such Material Contract (i) has failed to perform, in any material respect, its obligations under the Material Contracts required to be performed by it, or (ii) is in material breach or anticipated breach thereof or default thereunder.

4.11    Intellectual Property.

(a)    Schedule 4.11(a) sets forth an accurate and complete list of each of the following Company Intellectual Property owned (or purported to be owned) or filed by or on behalf of each Target Group Member: (i) all issued Patents and pending Patent applications; (ii) all Trademark registrations and pending Trademark applications; (iii) all domain name registrations, (iv) all unregistered Trademarks; (v) all copyright registrations and pending applications; and (vi) all Licensed Intellectual Property. All such IP Rights are valid, enforceable and subsisting. A Target Group Member solely and exclusively owns all rights, title or interest in, or has valid and continuing rights to use, all IP Rights and Licensed Intellectual Property listed on Schedule 4.11(a) free and clear of all Liens. The consummation of the Transaction will not result in the termination or impairment of any Company Intellectual Property or any Licensed Intellectual Property.

(b)    No claim or Action is pending or, to the Knowledge of the Company, threatened, against a member of the Target Group, (i) challenging the ownership, enforceability, validity or use by the Target Group of any Company Intellectual Property owned (or purported to be owned) by the Target Group or any Licensed Intellectual Property, or (ii) alleging that the Target Group or any Company Software or product (in each case, owned or used by a Target Group Member) or the use thereof, is (or without a license may be) infringing, misappropriating or otherwise violating the IP Rights of any Person.

(c)    To the Knowledge of the Company, the conduct and operations of the Business, and its products and services have not infringed, misappropriated or otherwise violated and do not infringe, misappropriate or otherwise violate the IP Rights of any other Person. To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated nor is infringing, misappropriating or otherwise violating any Company Intellectual Property owned by the Target Group.

(d)The Target Group has taken all reasonable steps in accordance with normal industry practice to maintain the confidentiality of the Trade Secrets used in connection with the Business, including the source code for any material Company Software and, to the Knowledge of the Company, no such Trade Secrets have been used, disclosed to or discovered by any Person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached by the Target Group or, by any other party to such agreements. Except as set forth in Schedule 4.11(d), a Target Group Member has executed valid and enforceable written agreements with all of its past and present employees, consultants and independent contractors pursuant to which such Persons have (i) agreed to hold all Trade Secrets of the Target Group in confidence both during and after their employment or retention, as applicable, and (ii) presently assigned to a Target Group Member all of such Person’s rights, title and interest in and to all IP Rights created or developed for the Target Group in the course of their employment or retention thereby. To the Knowledge of the Company, no party to any agreement described in the preceding sentence is in default or breach of any such agreement. None of the circumstances disclosed on Schedule 4.11(d) will result in any material liability or loss to the Target Group.

(e)A Target Group Member owns or has a valid right to access and use all computer systems, networks, hardware, Software, databases, websites, and equipment used to process, store, maintain and operate data, information, and functions used in connection with the Business (the “Company IT Systems”). The Company IT Systems (i) are adequate for, and operate and perform in all material respects as required in connection with, the operation of the Business as currently conducted, and (ii) do not, to the Knowledge of the Company, contain any viruses, worms, trojan horses, bugs, faults or other devices, errors, contaminants or effects that (A) materially disrupt or adversely affect the functionality of any Company IT Systems, except as disclosed in their documentation, or (B) enable or assist any Person to access without authorization any Company IT Systems. During the twelve (12) month period ending on the date hereof, there has not been any material malfunction or failure in the Company IT Systems.

(f)The Target Group has taken reasonable steps in accordance with normal industry standards to secure the Company IT Systems from unauthorized access or use by any Person, and to ensure the continued, uninterrupted, and error-free operation of the Company IT Systems in all material respects, including employing commercially reasonable security, maintenance, disaster recovery, redundancy, backup, archiving, and virus or malicious device scanning/protection measures.

(g)No Open Source Software or freeware has been used or otherwise incorporated into any product of the Target Group in a manner that would in any way limit the ability to make, use or sell such product or that would diminish or transfer the rights of ownership in any owned Company Intellectual Property to a third Person.

(h)To the Knowledge of the Company, neither the Target Group’s operation of any websites used in connection with the Business, nor the content thereof or data processed, collected, stored, or disseminated by the Target Group in connection therewith, violates any applicable Law. The Target Group (i) has obtained all necessary Permits, approvals, Consents, authorizations, or licenses to lawfully operate their websites and to use their data, and (ii) is operating their websites and using such data in accordance with the scope of such Permits, approvals, Consents, authorizations, or licenses (to the extent required). There is no Action pending, or, to the Knowledge of the Company, threatened against any Target Group Member alleging a violation of any Person’s privacy or confidentiality rights under any applicable Laws, and no valid basis exists for any such Action. With respect to all personally identifiable information or data gathered or accessed in the course of the operations of the Business, the Target Group has at all times taken commercially reasonable measures to ensure that such information is protected against loss and unauthorized access, use, modification, disclosure or other misuse.

(i)Notwithstanding any provision of this Agreement to the contrary, this Section 4.11 shall be the exclusive representation and warranty in respect of intellectual property matters (including non-compliance with any intellectual property Law) of any kind or conditions, liabilities or losses arising from such matters.

4.12    Real Property. Schedule 4.12 sets forth a complete list, as of the date hereof, of the addresses of the Leased Real Property. The Leased Real Property is leased under legal, valid and binding agreements, enforceable in accordance with their respective terms. The leases for the Leased Real Property are in full force and effect, and the Target Group has not received any written notice of any pending or threatened condemnation Actions affecting the applicable Target Group Member’s use or occupancy of the Leased Real Property. Prior to the date hereof, the Seller has delivered to the Buyer true, correct and complete copies of the leases for the Leased Real Property. No Target Group Member which is a party to any lease relating to any Leased Real Property is in default under the terms of any such lease nor has any such Target Group Member engaged in any action or failed to perform any obligation which, with or without notice or lapse of time or both, would constitute a default under the terms of any such lease. To the Knowledge of the Company, each of the lessors of each parcel of Leased Real Property has fully performed all of its obligations under the terms of the lease relating to the Leased Real Property which is the subject of each such lease.

4.13    Employee Matters and Benefit Plans.

(a)    Schedule 4.13(a) contains a correct and complete list of all “employee benefit plans” (as defined in Section 3(3) of ERISA) and all other employee benefit arrangements or payroll practices, including, without limitation, all bonus, incentive, equity or equity-based compensation, stock purchase, deferred compensation, retirement, supplemental retirement, savings, severance, termination, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance, scholarship plans and other employee benefit plans, programs or arrangements, and all employment, consulting, retention, change in control or compensation agreements or arrangements, in each case, sponsored, maintained by, contributed to or required to be contributed to by the Target Group or any of its Affiliates (collectively, the “Employee Plans”) for all current and former employees of the Target Group or its Affiliates (the “Employees”).

(b)    No Target Group Member or any of its Affiliates and any trade or business (whether or not incorporated) which is or has ever been under common control, or which is or has ever been treated as a single employer, with any of them under Section 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”) has in the last six (6) years contributed or has been obligated to contribute to any “employee pension plans” (as defined in Section 3(2) of ERISA), subject to Title IV of ERISA or Section 412 of the Code, including a “multiemployer plan” (as defined in Section 3(37) of ERISA). None of the Employee Plans provide for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under COBRA and at the expense of the participant or the participant’s beneficiary.

(c)    Prior to the date hereof, true and complete copies of the following documents, with respect to each of the Employee Plans, have been made available or delivered to Buyer by the

Seller to the extent applicable: (i) any plans and all amendments thereto and any related trust documents and all amendments thereto; (ii) the most recent Form 5500 and all schedules thereto; (iii) the most recent actuarial report; (iv) for each Employee Plan intended to be qualified under Section 401(a) of the Code, the most recent determination letter; (v) the most recent summary plan description; (vi) written communications to employees relating to Employee Plans; and (vii) written descriptions of all non-written agreements relating to Employee Plans.

(d)    The Employee Plans have been maintained, in all material respects, in accordance with their terms and with all applicable provisions of ERISA, the Code and other applicable federal and state laws, and neither the Target Group or any of its Affiliates, nor any “party in interest” or “disqualified person” with respect to the Employee Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA. No fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Employee Plan.

(e)    The Employee Plans subject to Section 401(a) of the Code qualify thereunder and the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code, and to the Knowledge of the Company, nothing has occurred with respect to the operation of the Employee Plans which could cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code.

(f)    All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Employee Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid or accrued on or prior to the Closing Date.

(g)    There are no pending or, to the Knowledge of the Company, threatened Actions, claims or lawsuits which have been asserted or instituted against the Employee Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Employee Plans with respect to the operation of such plans (other than routine benefit claims).

(h)    Except as set forth in Schedule 4.13(h), the execution and performance of this Agreement and the consummation of the Transaction shall not (either alone or in connection with any other event, such as a termination of employment following the Transaction): (i) result in any payment becoming due to any Employee or satisfy any prerequisite (whether exclusive or non-exclusive) to any payment or benefit to any Employee, (ii) increase any benefits under any Employee Plan, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefits under any Employee Plan or (iv) be a factor causing payments to be made by the Target Group to be non-deductible (in whole or in part) under Section 280G of the Code.

(i)    Any individual who performs services for a Target Group Member or any of its Affiliates and who is not treated as an employee of such Target Group Member or any of its Affiliates for federal income tax purposes by such Target Group Member or any of its Affiliates is not an employee for such purposes.

(j)Notwithstanding any provision of this Agreement to the contrary, this Section 4.13 and Section 4.19 shall be the exclusive representations and warranties in respect of all matters respecting employment, incentives, labor, benefits and pensions (including the Employee Plans) and conditions, liabilities or losses arising from any such matters.

(k)Each of the employee Plans that is a “nonqualified deferred compensation plan” (within the meaning of Code Section 409A(d)(1) and is subject to the requirements of Code Section 409A is in compliance with Code Section 409A and all guidance issued by the Internal Revenue Service of the United States Department of Treasury applicable to Nonqualified deferred compensation plans.

4.14    Taxes. Except as set forth on Schedule 4.14:

(a)    Each of the Companies has been a validly electing S corporation for federal and state Tax purposes at all times during its existence and each of the Companies will be an S corporation up to and including the Closing Date.

(b)    Each Target Group Member has timely filed all federal, state, local and foreign Tax Returns and all other Tax Returns that were required to be filed by it, taking into account any valid extensions of time to file such Tax Return. All such Tax Returns are true, correct and complete in all material respects. All Taxes shown as due by or on behalf of the Target Group on any Tax Return have been fully and timely paid.

(c)    To the Knowledge of the Company, no Governmental Authority is asserting any deficiency or claim for any amount of additional Taxes against any Target Group Member.

(d)    Except as set forth on Schedule 4.14(d), no federal, state, local or foreign audits or other administrative proceedings or court proceedings are pending as of the date of this Agreement with regard to any Taxes or Tax Returns of the Target Group, and no Target Group Member has received a written notice prior to the date of this Agreement of any actual or threatened audits or proceedings that have not been fully resolved and paid in full. To the Knowledge of the Company, no issue has been raised by a Governmental Authority in any prior examination of a Target Group Member which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

(e)    All Taxes and other assessments and levies which a Target Group Member was or is required to withhold or collect have been withheld and collected and have been paid to the proper Governmental Authorities.

(f)    Except for Permitted Liens, there are no Liens for Taxes upon the assets of the Target Group.

(g)    No Target Group Member (i) is a party to any tax sharing, tax allocation or tax indemnity, and (ii) is subject to any private letter ruling of the Internal Revenue Service or comparable rulings of any Governmental Authority.

(h)    No Target Group Member has ever been a party to any “listed transaction” as defined in Section §1.6011-4(b)(2) of the Regulations nor have they participated in any “reportable transaction”, “confidential corporate tax shelter” or any “potentially abusive tax shelter” as defined in Section §1.6011-4(b) of the Regulations.

(i)    Since the date of the Latest Financials, no Target Group Member has incurred any liability for Taxes other than in the ordinary course of business.

(j)    No Target Group Member has waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

(k)    No Target Group Member is liable for the Taxes of any other Persons (i) under Section 1.1502-6 of the Treasury Regulations (or comparable provisions of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract or indemnity, other than commercial agreements not primarily relating to Taxes, or (iv) as a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

(l)    Prior to the date hereof, Seller has made available to Buyer complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of the Target Group relating to the taxable periods ending after December 31, 2010, and (ii) any audit report issued within the last three (3) years relating to any Taxes due from or with respect to the Target Group.

(m)    No Target Group Member has received written notice of any claim made by a Governmental Authority in a jurisdiction where such Target Group Member does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction and no Target Group Member has a permanent establishment in any country other than the country of its organization, or is subject to Tax in a jurisdiction outside the country of its organization.

(n)    No Target Group Member is, or has ever been at any time during the last five (5) years, a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(o)    For purposes of this Section 4.14, any reference to a Target Group Member shall be deemed to include any Person that merged with or was liquidated or converted into such Target Group Member.

(p)    No Target Group Member is subject to Tax under Code Section 1374. No Target Group Member is subject to excess loss account recapture or uniform loss rules. Except as set forth on Schedule 4.14(p), no Target Group Member is a party to any joint venture, partnership or other arrangement which is treated as a partnership for federal income tax purposes. Each Target

Group Member has disclosed on its respective federal, state and local income Tax Returns, all positions that could give rise to a substantial understatement of Taxes.

(q)    Notwithstanding any provision of this Agreement to the contrary, this Section 4.14 shall be the exclusive representation and warranty in respect of Company Tax matters of any kind or conditions, liabilities or losses arising from or relating to such matters.

4.15    Brokers. Other than Greentech Capital Advisors Securities, LLC (the fees of which shall be a Transaction Expense), no broker, finder or agent is entitled to any brokerage fees, finder’s fees or commissions in connection with this Agreement or the Transaction based upon arrangements made by or on behalf of the Target Group.

4.16    Affiliates. Except as set forth on Schedule 4.16, there are no loans, leases, commitments, guaranties, transactions, arrangements or other agreements between any member of the Target Group, on the one hand, and any employee, equityholder, director or officer of a Target Group Member or, to the Knowledge of the Company, any immediate family member or Affiliate of any of the foregoing persons, on the other hand.

4.17    Insurance. Schedule 4.17 identifies, as of the date hereof, all material insurance policies (the “Insurance Policies”) with respect to the properties, assets or business of the Target Group, the name of the insurer of such policy, the type of policy provided by such insurer, and the amount, scope and period covered thereby. Prior to the date hereof, correct and complete copies of each of the Insurance Policies have been made available to the Buyer. All Insurance Policies are valid and in full force and effect, all premiums due and payable thereon have been paid in full. Any and all material claims eligible to be submitted under an Insurance Policy have been properly submitted. No Target Group Member has received any notice or other communication regarding any actual or threatened (a) cancellation or invalidation of any Insurance Policy or (b) refusal of any coverage or rejection of any claim under any Insurance Policy at any time during the preceding five (5) year period. None of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby shall affect or result in the loss of any coverage for any Target Group Member under any material insurance policy.

4.18    Ownership and Sufficiency of Assets. All of the assets and properties that are material to the conduct of the Business as presently conducted are owned or leased by a Target Group Member free and clear of all Liens (other than Permitted Liens), and, with respect to leased assets, is in compliance, in all material respects, with the terms of the applicable lease, and enjoys peaceful and undisturbed possession under such lease, in accordance with its terms. The assets and properties of the Target Group that are material to the conduct of the business as presently conducted are in good operating condition and repair, reasonable wear and tear excepted and no material maintenance, replacement or repair of any equipment included within such assets and properties has been deferred.

4.19    Labor. No Target Group Member is a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to Employees in connection with the Business. No Employees are represented by any labor organization. No labor organization or group of Employees has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. There is no organizing activity involving the Target Group pending or, to the Knowledge of the Company, threatened by any labor organization or group of Employees. There are no (a) strikes, work stoppages, slowdowns, lockouts or arbitrations or (b) material grievances or other labor disputes pending or, to the Knowledge of the Company, threatened against or involving the Target Group or any Employee. As of the date hereof, there are no complaints, charges or claims against any Target Group Member pending or, to Knowledge of the Company, threatened that could be brought or filed, with any Governmental Authority or based on, arising out of, in connection with or otherwise relating to the employment or termination of employment or failure to employ any individual by any Target Group Member. To the Knowledge of the Company, the Target Group is in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws relating to classification, wages, hours, WARN and any similar state or local “mass layoff” or “plant closing” Law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax except for immaterial non-compliance. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to any Target Group Member within the six (6) months prior to Closing. Notwithstanding any provision of this Agreement to the contrary, this Section 4.19 and Section 4.13 shall be the exclusive representations and warranties in respect of all matters respecting employment, incentives, labor, benefits and pensions (including the Employee Plans) and conditions, liabilities or losses arising from any such matters.

4.20    Bank Accounts. Prior to the date hereof, Seller has delivered to Buyer a complete and correct list setting forth the name of each bank in which each Target Group Member has an account, lock box, safe deposit box or borrowing privileges and the names of all persons authorized to withdraw any funds from any such account or lock box, to have access to any such account, lock box or safe deposit box or to borrow therefrom, as the case may be.

4.21    Warranties. Schedule 4.21 contains the text of the standard written warranties provided by the Target Group with respect to any products manufactured, fabricated, designed, distributed or sold by any Target Group Member and with respect to any services performed by any Target Group Member or any subcontractor or agent of any Target Group Member, in each case, at any time during the three (3) year period ending on the date hereof (such warranties being hereinafter the “Warranties”). Except for the Warranties and as otherwise set forth in Schedule 4.21, no Target Group Member has, at any time during the three (3) year period ending on the date hereof, made any representation of warranties with respect to any products manufactured, fabricated, designed, distributed or sold by any Target Group Member or with respect to any services performed by any Target Group Member or any subcontractor or agent of any Target Group Member. Except as set forth in Schedule 4.21, none of the products manufactured, fabricated, designed, distributed or sold by any Target Group Member has been recalled and, to the Knowledge of the Company, no investigation of any such products is being conducted. To the Knowledge of the Company, no Target Group Member has any material Liabilities not fully covered by insurance arising out of any injury to any Person or property resulting from the ownership, use or possession of any products manufactured, fabricated, designed, distributed or sold by any Target Group Member or arising from any services performed by any Target Group Member or any subcontractor or agent of any Target Group Member.

4.22    Customers and Suppliers.

(a)    Prior to the date hereof, Seller has delivered to Buyer a true, correct and complete list of the top twenty (20) customers of the Target Group, by dollar volume of purchases during each of the three (3) preceding calendar years ending December 31, 2014. None of the customers identified in the listing of customers described in the preceding sentence and delivered to Buyer prior to the date hereof has notified any Target Group Member that it has cancelled or terminated its relationship with the Target Group or any Target Group Member or that it intends to cancel, terminate or, to the extent such customer is a recurring customer of a Target Group Member or has an active project with a Target Group Member, materially decrease its purchases of products from any Target Group Member. To the Knowledge of the Company, following consummation of the Transaction, none of the customers identified in the listing of the customers described in the first sentence of this Section 4.22 and delivered to the Buyer prior to the date hereof, to the extent such customer is a recurring customer of a Target Group Member or has an active project with a Target Group Member, is likely to cease purchasing or materially decrease its purchases of products or services from the Target Group.

(b)    Schedule 4.22(b) contains a true, correct and complete list of the top ten (10) suppliers to the Target Group by dollar volume of purchases during each of the three (3) preceding calendar years ending December 31, 2014. None of the suppliers identified in Schedule 4.22(b) has notified any Target Group Member that it has cancelled or terminated its relationship with the Target Group or any Target Group Member or that it intends to cancel, terminate or materially decrease its supply of raw material, inventory or production materials and supplies to any Target Group Member. To the Knowledge of the Company, following consummation of the Transaction, none of the suppliers identified in Schedule 4.22(b) is likely to cease supplying or materially decrease the quantity of raw material, inventory or production materials and supplies which it supplies to the Target Group.

4.23    Accounts Receivable. All accounts and notes receivable of each Target Group Member have arisen from bona fide transactions in the ordinary course of business and are payable in accordance with their terms. All accounts and notes receivable of each Target Group member reflected in the Latest Financials are good and, to the Knowledge of the Company, collectible in the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts reflected in the Latest Financials, which reserves have been calculated in accordance with GAAP applied on a basis consistent with the application of GAAP to the unaudited balance sheets dated as of December 31, 2013 and December 31, 2014. To the Knowledge of the Company, all accounts and notes receivable of the Target Group arising after the date of the Latest Financials are good and collectible at the aggregate recorded amounts thereof. To the Knowledge of the Company, none of the accounts or notes receivable of any Target Group Member are subject to setoffs or counterclaims, or represent obligations for goods sold on consignment, on approval or on a sale or return basis, or subject to any other repurchase or return arrangement.

4.24    Inventories. The inventory of each Target Group Member, net of applicable reserves, was acquired or produced in the ordinary course of business, is good and merchantable, is of a quality and quantity which is useable and saleable in the ordinary course of business consistent with past practices of the Target Group and, except as set forth in Schedule 4.24, is in possession of the Target Group or in transit to or from a customer or supplier of the Target Group. None of the inventory of any Target Group Member is obsolete or scheduled to be discontinued, phased out or replaced.

4.25    Customer Backlog. Prior to the date hereof, Seller has delivered to Buyer a true, correct and complete of the orders, as of April 30, 2015, from customers of the RBI Business, the Solar Business and the Delta Business, identified by customer name and address, the total dollar amount of each such individual order and the business with respect to which such order has been placed, with respect to which orders, either the production of the components comprising the products to be sold to the customer has not yet begun or production of such components has begun and has either not yet been completed or has been completed but installation of the system for which such components have been produced has not yet been completed (such orders being hereinafter individually a “Customer Backlog Order” and collectively the “Customer Backlog Orders”). Each of the Customer Backlog Orders is represented by a written agreement with the customer which has not been cancelled and, to the Knowledge of the Company, is a valid and binding agreement of the applicable customer. To the Knowledge of the Company, the amount by which the dollar amount to be paid to the Target Group for the Customer Backlog Orders on an aggregate basis exceeds the total cost to perform the outstanding work on the customer Backlog Orders on an aggregate basis (including, for the avoidance of doubt, the costs, if any, incurred by the applicable business prior to April 30, 2015), as a percentage of the total dollar amount to be paid to the Target Group for the customer Backlog Orders on an aggregate basis, is at least equal to the budgeted gross margin as provided to the Buyer prior to the date hereof, with respect to the Customer Backlog Orders.

4.26    Disclaimer of Other Representations and Warranties. NEITHER THE SELLER NOR HIS AFFILIATES OR REPRESENTATIVES (FINANCIAL, LEGAL OR OTHERWISE) THEREOF HAVE MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE TARGET GROUP, THE EQUITY INTERESTS OF THE TARGET GROUP OR THE BUSINESS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLES III AND IV HEREOF OR IN THE ANCILLARY AGREEMENTS DELIVERED PURSUANT HERETO.

ARTICLE V

REPRESENTATIONS AND WARRANTIES RELATING TO THE BUYER

The Buyer hereby represents and warrants to the Seller as follows:
5.1    Organization and Qualification. The Buyer is a corporation, duly formed, validly existing and in good standing under the Laws of the State of Ohio.

5.2    Authority, Due Execution and Binding Effect. The Buyer has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it will be a party, to consummate the Transaction and to perform its obligations under this Agreement and the Ancillary Agreements. The execution, delivery and performance by the Buyer of this Agreement and each Ancillary Agreement to which it will be a party, and the consummation of the Transaction, have been duly authorized by all necessary action on the part of the Buyer. This Agreement has been duly and validly executed and delivered by the Buyer. Assuming the due authorization, execution and delivery by the other Parties hereto, this Agreement shall constitute, upon such execution and delivery hereof, the valid and binding obligation of the Buyer, enforceable in accordance with its terms except as enforcement may be limited by the Enforceability Exceptions. Each Ancillary Agreement to which the Buyer will be a party will be duly executed and delivered by the Buyer and, assuming that such Ancillary Agreement constitutes a valid and binding obligation of the other parties thereto, will constitute a valid and binding obligation of the Buyer (as applicable), enforceable against the Buyer in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions.

5.3    No Violation; Consents and Approvals; No Conflict. Except as set forth on Schedule 5.3, the execution and delivery by the Buyer of this Agreement and each Ancillary Agreement to which the Buyer will be a party does not, and the consummation of the Transaction and compliance with the terms hereof will not, directly or indirectly (a) violate, conflict with, or result in (with or without notice or lapse of time) a violation or breach of any Law, Governmental Authorization or Order to which the Buyer may be subject; (b) violate, conflict with or result in the breach of any provision of the Organizational Documents of the Buyer; or (c) conflict in any material respect with, result in a material breach of, constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, require any Consent under, or give to others any right of termination, amendment, acceleration, suspension, revocation or cancellation of, result in the creation of any Lien (other than a Permitted Lien) pursuant to any Material Contract to which the Buyer is a party or by which any of its assets or properties are bound or affected, in each case which could reasonably be expected to be materially adverse to the ability of the Buyer to consummate the Transaction. Except for the filing of a Notification and Report Form under the HSR Act, no Governmental Authorization of any Governmental Authority, or any other Consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Authority is required to be obtained or made by or with respect to the Buyer in connection with the consummation of the Transaction.

5.4    Purchase for Investment. The Buyer is acquiring the Stock solely for the purpose of investment and not with a view to distributing all or any part thereof in any transaction which would constitute a “distribution” within the meaning of applicable Laws, including securities Laws. The Buyer acknowledges that the Stock has not been registered under the Securities Act and neither the Seller nor any Target Group Member is under any obligation to file a registration statement or similar filing with the SEC or any state agency with respect to the Stock. The Buyer understands that there is no existing public or other market for the Stock and there can be no assurance that the Buyer shall be able to sell or dispose of the Stock. The Buyer agrees that the Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration or qualification under applicable securities Laws, except pursuant to an exemption from such registration or qualification under applicable securities Laws.

5.5    Investor Qualifications. The Buyer (a) (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment; (b) is able to bear the economic risk of holding the Stock for an indefinite period (including total loss of its investment); and (c) is not a broker-dealer subject to Regulation T promulgated by the Board of Governors of the Federal Reserve System.

5.6    Litigation. There is no (a) Action pending or, to the knowledge of the Buyer, threatened against the Buyer or any of its Affiliates, (b) to the knowledge of the Buyer, basis for any Action against the Buyer or any of its Affiliates, or (c) outstanding Order against the Buyer or any of its Affiliates which, in each case, would reasonably be expected to affect the legality, validity or enforceability of this Agreement or prohibit, make illegal or seek to enjoin or restrain the transactions contemplated by this Agreement or the Ancillary Agreements.

5.7    Financing. The Buyer has, on the date hereof, and shall have at Closing, sufficient available funds, in cash or pursuant to existing credit arrangements, to consummate the Transaction.

5.8    Partnership Arrangements. No Person is acting jointly or in concert with the Buyer in connection with the acquisition of the Stock pursuant to this Agreement. Except as set forth in Schedule 5.8, there is no agreement, commitment or understanding, whether formal or informal, with any director or officer any Target Group Member regarding any ongoing equity interest or role at the Target Group after the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

5.9    Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or to the knowledge of the Buyer, threatened against the Buyer or any of its Affiliates.

5.10    Independent Investigation. The Buyer is an informed and sophisticated participant in the transactions contemplated hereunder or under the Ancillary Agreements and has conducted its own independent investigation, review and analysis of the Target Group and the Stock. In entering into this Agreement, the Buyer acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Seller or any of his Affiliates or Representatives (except for the specific representations and warranties of the Seller set forth in ARTICLE III and ARTICLE IV, respectively and in any Ancillary Agreement).

5.11    Brokers. No broker, finder or agent is entitled to any brokerage fees, finder’s fees or commissions in connection with this Agreement or the Transaction based upon agreement, arrangement or understanding made by or on behalf of the Buyer.

5.12    Capitalization. Following consummation of the transactions contemplated by this Agreement, all of the outstanding Equity Interests of the Companies will be owned beneficially and of record by Buyer.

ARTICLE VI

COVENANTS
6.1    Tax Matters.

(a)    Tax Returns.

(i)Except as set forth in Section 6.1(a)(ii), the Buyer shall control and be responsible for the filing of all Tax Returns filed with respect to the Target Group after the Closing Date. The Buyer shall prepare any Straddle Period Tax Returns of the Target Group in accordance with past practice (including, for this purpose, any past practice of the Seller) to the extent permitted by applicable Law; provided, however, that the Buyer shall provide the Seller with a copy of any such Tax Returns for his review and comment at least thirty (30) Business Days prior to its filing and the Buyer shall make any changes reasonably requested by the Seller; provided, further, that a comment by the Seller shall not be considered reasonable for this purpose to the extent that it is inconsistent with past practice (including, for this purpose, any past practice of the Seller).

(ii)The Seller, at Seller’s expense, shall control and be responsible for the preparation and timely filing of all income Tax Returns of the Target Group filed on or after the Closing Date that relate to a Pre-Closing Period. All such Tax Returns shall be prepared in accordance with past practice unless otherwise required by Law, except to the extent past practice is inconsistent with the method in which items on the Closing Balance Sheet have been calculated, in which case the methods used in preparing the Closing Balance Sheet shall control; provided, however, that the Seller shall provide the Buyer with a copy of any such Tax Returns for its review and comment at least thirty (30) Business Days prior to its filing and the Seller shall make any changes reasonably requested by the Buyer; provided, further, that a comment by the Buyer shall not be considered reasonable for this purpose to the extent that it is inconsistent with past practice (including, for this purpose, any past practice of the Seller).

(iii)The Seller shall pay all Taxes shown to be due on any Pre-Closing Period Tax Returns and on the Straddle Period Tax Returns (to the extent such Taxes are allocable to the Pre-Closing Period under Section 6.1(e) and (h)). The Buyer shall pay (or cause to be paid) all Taxes shown to be due on the Straddle Period Tax Returns to the extent such Taxes are allocable to the Post-Closing Period under Section 6.1(e).

(iv)Except as required by Law, the Buyer shall not amend or extend the statute of limitations with respect to any Tax Returns of the Target Group relating to a Pre-Closing Period, without the prior written consent of the Seller.

(v)If Buyer disagrees, in good faith, with the treatment of any item on any Tax Return for a tax period ending on or before the Closing Date that was prepared by or at the direction of the Seller pursuant to Section 6.7(a)(ii), or if Buyer disagrees with Seller’s Gross-Up Calculation, Buyer shall notify the Seller of such disagreement within thirty (30) days after Buyer’s receipt of the Tax Return or Seller’s Gross-Up Calculation. Upon delivery of any such notice, Seller and Buyer shall promptly consult each other in an effort to resolve such dispute in good faith. If any such point of disagreement cannot be resolved within thirty (30) days after the date of Buyer’s objection notice, Buyer and Seller shall submit such disagreement to the Independent Accountant and shall follow the dispute resolution process described in Section 2.6(a).

(vi)The Total Tax Gross-Up Amount shall be paid to the Seller in immediately available funds within three (3) Business Days after the date on which the Total Tax Gross-Up Amount has been finally determined hereunder. Payment will be made to one (1) or more accounts, which accounts shall be designated by the Seller in writing to the Buyer not less than two (2) Business Days prior to the date payment is to be made (or as otherwise agreed to by the Parties).

(b)    Cooperation on Tax Matters. Each of the Seller and the Buyer shall: (i) provide assistance to the other Party as reasonably requested in preparing and filing Tax Returns; (ii) make available to the other Party as reasonably requested all information, records, and documents relating to Taxes concerning the Target Group; and (iii) retain any books and records that could reasonably be expected to be necessary or useful in connection with the preparation by the other Party of any Tax Return. Each of the Buyer and the Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with any Tax Contest. Such cooperation shall include, upon any Party’s reasonable request, providing records and information that are reasonably relevant to any Tax Contest, making employees available on a mutually convenient basis to provide additional information, and explaining any materials provided pursuant to this Section 6.1(b). The Parties agree that payments made to employees of the Target Group Members on or about the Closing Date, with respect to the Target Group Members’ 2015 profit sharing plan, including the employer portion of any applicable payroll Taxes arising in connection with such payments, shall be treated as pre-Closing expenses of the Target Group Members, for all purposes.

(c)    Transfer Taxes. Any transfer, sales, use value added, excise, stock transfer, stamp, recording, registration and any similar Taxes (“Transfer Taxes”) that become payable in connection with the transactions contemplated in this Agreement shall be borne one half (1/2) by the Buyer and one half (1/2) by the Seller. The Parties shall cooperate in filing such forms and documents as may be necessary in connection with the payment of any such Transfer Tax, and to obtain any exemption or refund of any such Transfer Tax.

(d)    Tax Contests. If any Party receives notice of any Tax Contest with respect to Taxes of any Target Group Member, such Party will notify, within thirty (30) days, the other Party in writing of such Tax Contest, but the failure to so notify will not relieve the other Party of any liability it may have, except to the extent the Party has suffered actual prejudice thereby.

(i)    With respect to any Tax Contest relating to a Pre-Closing Period Tax Return, the Seller may assume and control all proceedings taken in connection with such Tax Contest; provided, that to the extent that such Tax Contest relates to an issue that could reasonably be expected to adversely affect the Taxes of the Target Group, or the Buyer (or any direct or indirect owner thereof) in a Post-Closing Period, the Seller and the Buyer will jointly control all proceedings taken in connection with any such Tax Contest. No Party will settle or compromise any such Tax Contest without the other Parties’ written consent, which consent shall not be unreasonably withheld.

(ii)    With respect to all other Tax Contests, the Buyer shall assume and control all proceedings; provided that, to the extent that such Tax Contest relates to an issue that could reasonably be expected to adversely affect the Taxes of the Seller in a Pre-Closing Period, the Seller and the Buyer will jointly control all proceedings taken in connection with any such Tax Contest.

(e)    Allocation of Taxes. In the case of Taxes arising in a Straddle Period, the allocation of such Taxes to the Pre-Closing Period shall:

(i)    in the case of any property Taxes or similar Taxes, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period; and

(ii)    in the case of any Taxes (other than property or similar Taxes), be deemed equal to the amount which would be payable if the relevant taxable period ended as of the end of the Closing Date.

(f)    Allocation of Purchase Price. Within 120 days of the determination of the Final Net Non-Cash Working Capital and Closing Date Cash, the Buyer shall prepare and deliver to the Seller a proposed allocation of the Purchase Price. If the Seller fails to deliver a written notice of objection to the Buyer within the twenty (20) Business Day period following delivery of the proposed Purchase Price allocation, the Seller shall be deemed to have accepted the Purchase Price allocation proposed by the Buyer to the Seller, which shall be final and binding on the Buyer and the Seller for purposes of their Tax Returns. If, however, the Seller delivers a written notice of objection to the Buyer within such twenty (20) Business Day period, the Seller and the Buyer shall endeavor in good faith to resolve any disputed items within fifteen (15) Business Days after the date of the Buyer’s receipt of the Seller’s written notice of objection. If the Seller and the Buyer are unable to resolve the disputed items, the Seller and the Buyer shall submit the dispute to the Independent Accountant to resolve all items remaining in dispute and the fees and expenses of the Independent Accountant shall be allocated between the Buyer and the Seller in the manner provided for by Section 2.6(a)(vii). The Buyer and the Seller shall provide to the Independent Accountant, on a timely basis, all back-up materials relating to the unresolved disputes requested by the Independent Accountant to the extent available to the Buyer or its representatives or the Seller and his representatives. The Independent Accountant, in undertaking the tasks to be performed by it as provided herein, shall act as an expert and not as an arbitrator. The Buyer and the Seller may present to the Independent Accountant any material related to the unresolved disputes (provided that copies of such material shall be provided to the other party) and discuss the issues in question with the Independent Accountant (provided that both parties participate in such discussions, so that no “ex-parte” communications take place with the Independent Accountant). In conjunction with resolving any items in dispute between the Buyer and the Seller, within thirty (30) days of engagement of the Independent Accountant, the Independent Accountant shall prepare and deliver to the Buyer and the Seller a Purchase Price allocation reflecting its resolution of all issues in dispute. The determination by the Independent Accountant shall be final, binding and conclusive on the Parties. The Parties shall use the final Purchase Price allocation to prepare and file IRS Form 8883 “Asset Allocation Statement Under Section 338” and any other state, local or foreign tax returns, if such an election is made under Section 6.7(h). No Party shall take any inconsistent position with the final Purchase Price allocation. The Parties shall cooperate in preparing, executing and filing with the IRS and any other state, local or foreign tax authorities all necessary information returns required under Section 338 of the Code and the Regulations promulgated thereunder.

(g)    Within thirty (30) days of the determination of the Allocation of Purchase Price, Seller shall prepare and deliver to Buyer a calculation of the Total Tax Gross-Up Amount (the “Seller’s Gross-Up Calculation”).

(h)    Section 338(h)(10) Election. Buyer shall have the right, exercisable by delivery of written notice to the Seller at any time within thirty (30) days of the Buyer’s receipt of the Seller’s Gross-Up Calculation, to make an election under Code Section 338(h)(10) or Code Section 338(g) with respect to the Transaction. In the event that the Buyer makes an election under Code Section 338(h)(10) or Code Section 338(g) with respect to the Transaction, Seller shall cooperate with the Buyer in the preparation of and Seller shall make a timely election (the “Election” or “Elections” as applicable) referred to in Section 338(h)(10) of the Code or Code Section 338(g), as applicable, and under any comparable provision of state or local law, with respect to the purchase contemplated by this Agreement, including, without limitation, promptly executing and filing any forms or other documentation necessary to effect or otherwise in connection with the Election. Seller shall include any income, gain, loss, deduction, or other tax item resulting from the Election on his Tax Returns to the extent required by applicable Law.  Seller shall also pay any Tax imposed on any Target Group Member attributable to the making of the Election, including (i) any Tax imposed under Section 1374 of the Code, (ii) any tax imposed under Code Section 338 and the Regulations thereunder, or (iii) any state, local or foreign Tax imposed on the Target Group’s gains, and, in addition to any other indemnification obligations, Seller shall indemnify Buyer and the Companies against any adverse consequences arising out of any failure to pay any such Taxes.

(i)    Chinese Capital Gains Taxes. As soon as practicable following the Closing, the Buyer intends to cause Rough Brothers Asia, LLC to transfer all of the issued and outstanding capital stock of Rough Brothers Greenhouse Manufacturing (Shanghai) Co., Ltd. to an affiliated foreign holding corporation and to cause RBI International, LLC to transfer all the issued and outstanding capital stock of RBI Solar (Shanghai) Co., Ltd. to an affiliated foreign holding corporation. These transfers will result in the imposition of a liability for payment by Rough Brothers Asia, LLC of Chinese capital gains Taxes relating to the transfer of all the issued and outstanding capital stock of Rough Brothers Greenhouse Manufacturing (Shanghai) Co., Ltd. and creation of a liability for payment by RBI International, LLC of Chinese capital gains Taxes relating to the transfer of all the issued and outstanding capital stock of RBI Solar (Shanghai) Co., Ltd. Promptly following the transfer by Rough Brothers Asia, LLC of all the issued and outstanding capital stock of Rough Brothers Greenhouse Manufacturing (Shanghai) Co., Ltd., (or, in the event that payment of such capital gains Taxes is required to effect such transfer) Buyer shall provide Seller written notice of the amount of the Chinese capital gains taxes due in connection with such transfer. In addition, promptly following the transfer by RBI International, LLC of all the issued and outstanding capital stock of RBI Solar (Shanghai) Co., Ltd., (or, in the event that payment of such capital gains Taxes is required to effect such transfer) Buyer shall provide Seller written notice of the amount of the Chinese capital gains taxes due in connection with such transfer. In connection with the determination by the Buyer of the amount of the capital gains Taxes due in connection with the transfers described above in this Section 6.1(i), the Buyer shall not have any obligation to challenge any assessment of capital gains Taxes imposed on any such transfers by the Chinese Governmental Authorities. Seller shall have a period of fifteen (15) Business Days following receipt by Seller of the written notices referred to in the foregoing provisions of this Section 6.1(i) to pay the amount of the capital gains Taxes due in connection with the applicable transfer, as identified in the written notice provided by Buyer, to Buyer by wire transfer of immediately available funds to an account specified in writing by Buyer or to provide a written notice to Buyer objecting to the Buyer’s calculation of the amount of the capital gains Taxes due in connection with any such transfer. In the event that the Seller objects to the Buyer’s calculation of the amount of the capital gains taxes due in connection with any such transfers, during the fifteen (15) day period following the date that the Seller’s written objection to the Buyer’s calculations is received by the Buyer, the Seller and the Buyer shall endeavor in good faith to resolve their dispute as to the amount of the capital gains Taxes which are due in connection with the transfers described in this Section 6.1(i). In the event that the Buyer and the Seller are unable to resolve their dispute with respect to the amount of the capital gains Taxes within such fifteen (15) day period, the dispute shall be submitted to the Independent Accountant for resolution, and the fees and expenses of the Independent Accountant shall be allocated between Buyer and Seller in the same manner as provided for in Section 2.6(a)(vi). Seller’s obligations to Buyer under this Section 6.1(i), exclusive of any costs incurred in connection with the resolution of any dispute by the Independent Accountant, shall not exceed $200,000.

6.2    Confidentiality. Each Party hereto acknowledges that the provisions of the Confidentiality Agreement shall continue to apply notwithstanding the execution or announcement of this Agreement by the Parties, and agrees to fulfill its obligations thereunder in accordance with the terms thereof.

6.3    Non-Competition, Non-Solicitation.

(a)    Noncompetition. The Seller shall not, during the Restricted Period, in any manner, either directly, indirectly, individually, in partnership, jointly or in conjunction with any Person, (i) engage in the business of providing, distributing or selling within the Territory products or services functionally equivalent to the Target Group’s products or services, or (ii) have an equity or profit interest in (other than the ownership of less than one percent (1%) of the shares of an entity, the shares or ownership interests of which are publicly traded on a national exchange), advise or render services (of an executive, marketing, manufacturing, research and development, administrative, financial, consulting or other nature) or lend money to any Person that provides, distributes or sells within the Territory products or services functionally equivalent to the Target Group’s products or services.

(b)    Non-solicitation. The Seller shall not, during the Restricted Period, in any manner, directly, indirectly, individually, in partnership, jointly or in conjunction with any Person, (i) (x) recruit or solicit or attempt to recruit or solicit, on his behalf or on behalf of any other Person, any employee of a Target Group Member, (y) encourage any Person (other than the Buyer or one of its Affiliates) to recruit or solicit any employee of a Target Group Member, or (z) otherwise encourage any employee of a Target Group Member to discontinue his or her employment by such Target Group Member; (ii) solicit any customer of the Target Group who is or has been a customer on or prior to the Closing Date for the purpose of providing, distributing or selling products or services similar to the Target Group’s products or services; or (iii) persuade or attempt to persuade any customer or supplier of the Target Group to terminate or modify such customer’s or supplier’s relationship with the Target Group.

(c)    Severability. In the event a judicial or arbitral determination is made that any provision of this Section 6.3 constitutes an unreasonable or otherwise unenforceable restriction against the Seller, the provisions of this Section 6.3 shall be rendered void only to the extent that such judicial or arbitral determination finds such provisions to be unreasonable or otherwise unenforceable. In this regard, any judicial authority construing this Agreement shall be empowered to sever any portion of the Territory, any prohibited business activity or any time period from the coverage of this Section 6.3 and to apply the provisions of this Section 6.3 to the remaining portion of the Territory, the remaining business activities and the remaining time period not so severed by such judicial or arbitral authority. Moreover, notwithstanding the fact that any provision of this Section 6.3 is determined not to be specifically enforceable, the Buyer shall nevertheless be entitled to recover monetary damages as a result of the breach of such provision by the Seller, or any of them. The time period during which the prohibitions set forth in this Section 6.3 shall apply shall be tolled and suspended for a period equal to the aggregate time during which the Seller violates such prohibitions in any respect.

(d)    Injunctive Relief. Any remedy at law for any breach of the provisions contained in this Section 6.3 shall be inadequate and the Buyer shall be entitled to injunctive relief in addition to any other remedy the Buyer might have hereunder. Notwithstanding the provisions of Section 8.11, in the event of any breach or threatened breach by the Seller of any of the covenants contained in Section 6.3(a) or Section 6.3(b), Buyer shall have the right to commence proceedings against the Seller in any court of competent jurisdiction to seek the injunctive relief provided for by this Section 6.3(d).

6.4    Officers’ and Directors’ Insurance and Indemnification.

(a)    From and after the Closing Date, the Buyer shall cause the applicable Target Group Members (or any successor(s)) to, until the sixth (6th) anniversary of the Closing Date (or, in the case of clause (ii), for so long thereafter as any claim for indemnification asserted on or prior to such date has not been finally adjudicated) (i) keep and not amend, modify or repeal any provision of the current indemnity agreements in place for the current directors and officers of the Target Group, (ii) indemnify (except as provided in the immediately following proviso) the current and former directors and officers of the Target Group to the fullest extent to which the Target Group is permitted to indemnify such officers and directors with respect to any claims arising from facts or events that occurred on or prior to the Closing (including in connection with this Agreement or the transactions contemplated hereby or under the Ancillary Agreements); provided that, the foregoing obligation of the applicable Target Group Member to indemnify current or former officers or directors of the Target Group members shall not apply to claims for indemnification made by any current or former officers or directors of any Target Group Member which are attributable to claims made by the Buyer for indemnification which under the provisions of Section 7.2(a)(vi); and (iii) except to the extent required by Law, not take any action so as to amend, modify or repeal the provisions for indemnification of directors, officers or employees contained in the organizational documents of the Target Group in such a manner as would adversely affect the rights of any individual who shall have served as a director or officer of the Target Group prior to the Closing to be indemnified by the Target Group in respect of their serving in such capacities at or prior to the Closing.

(b)    The provisions of this Section 6.4 shall survive the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and are intended to be for the benefit of, and will be enforceable by, each individual referred to in this Section 6.4, his or her heirs and successors and his or her legal representatives.

(c)    If any of the Buyer or the Target Group Members or any of their respective successors or assigns shall (i) amalgamate, consolidate with or merge or wind up into any other Person and shall not be the continuing or surviving entity, or (ii) transfer all or substantially all of its prospective assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Buyer and the Target Group Member(s) shall assume all of the obligations set forth in this Section 6.4.

6.5    Return of Premium from Captive Insurance. Seller owns all of the membership interests of RBI Series of Fortress Insurance, LLC which, as supplemented by excess insurance coverage through Copper Mountain Assurance, Inc., provides certain occurrence based insurance coverages to the Target Group Members pursuant to the insurance policies identified on Exhibit 6.5 (the “Captive Insurance Policies”). Prior to the Closing, Seller has taken the necessary actions to terminate the Captive Insurance Policies effective on or prior to the Closing. In connection with such termination, certain of the Target Group Members shall be entitled to a refund of a yet to be determined portion of the premiums paid for the Captive Insurance Policies (the “Premium Refunds”). The Premium Refunds will be received by the Target Group Members after the Closing. Buyer hereby agrees to cause the Target Group Members to remit to the Seller any and all Premium Refunds received by any of the Target Group Members subsequent to the Closing. Any income to be recognized as the result of the Premium Refunds shall be treated as pre-Closing income.

ARTICLE VII

INDEMNIFICATION

7.1    Survival. The representations and warranties of the Seller and the Buyer contained in this Agreement shall survive the Closing for eighteen (18) months after the Closing Date (the

“Survival Date”), except that (i) the representations and warranties contained in Sections 3.1 (Authority, Due Execution and Binding Effect), 3.3 (Ownership; No Liens), 3.5 (Brokers), 4.1 (Incorporation and Qualification of Company), 4.15 (Brokers), 5.1 (Organization and Qualification), 5.2 (Authority, Due Execution and Binding Effect) and 5.11 (Brokers), shall survive indefinitely; (ii) the representations and warranties contained in Section 4.14 (Taxes) shall survive until the date that is thirty (30) days after the expiration of the applicable statute of limitations (including any extensions thereof) (the representations and warranties described in clauses (i) and (ii), collectively, the “Fundamental Representations”) and the representations and warranties contained in Section 4.9 (Environmental Matters shall survive until the day immediately preceding the fifth (5th) anniversary of the Closing Date. The covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing shall survive the Closing for the period provided in such covenants and agreements, if any, or until fully performed, and the covenants and agreements that by their terms apply or are to be performed in their entirety on or prior to the Closing shall terminate at the Closing. Except for rights of the Buyer Indemnified Parties to indemnification with respect to the matters identified in Sections 7.2(a)(iii), (v), (vi), (vii), (viii), (ix) and (x) as to which Sections there shall be no time limitation on the Buyer’s right to indemnification, no Buyer Indemnified Party or Seller Indemnified Party shall be indemnified and held harmless under this ARTICLE VII for any liability for a breach of any representation or warranty unless the Seller or the Buyer, as applicable, is given written notice from such Buyer Indemnified Party or Seller Indemnified Party asserting a claim on or before the Survival Date.

7.2    Indemnification of Buyer Indemnified Parties.

(a)    From and after the Closing, subject to the limitations set forth in this ARTICLE VII, the Seller hereby agrees to indemnify and hold harmless the Buyer Indemnified Parties from and against any and all Losses sustained or incurred by any Buyer Indemnified Party, resulting from:

(i)    any breach of a representation or warranty made by the Seller in ARTICLE III or ARTICLE IV;

(ii)    the breach of any covenant made by the Seller in this Agreement;

(iii)    any Indebtedness of any Target Group Member existing prior to the Effective Time;

(iv)    any Taxes which may be payable by any Target Group Member for any Pre-Closing Period;

(v)    any Transaction Expenses;

(vi)    any Action, instituted at any time prior to the fifth (5th) anniversary of the Closing Date, alleging that, prior to the Closing Date, any Target Group Member or any officers, directors, agents or employees of any Target Group Member have, directly or indirectly: (A) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any person, public or private, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to pay for favorable treatment for business which has been secured, to pay for special concessions or for concessions previously or otherwise, in violation of Foreign Corrupt Practices Act of 1977, as amended or any similar Law; or (B) engaged in collusive or otherwise unlawful bidding practices;

(vii)    any Losses arising from the failure of the Companies to file U.S. Department of Treasury Form 5500 with respect to the group welfare plans of the Companies for the 2013 plan year;

(viii)    any Losses arising from the failure of Rough Brothers Asia, LLC to obtain approval for a delay in the completion of the contribution to the capital of Rough Brothers Greenhouse Manufacturing (Shanghai) Co., Ltd. from the Chinese Ministry of Commerce or its local equivalent;

(ix)    any Losses arising from the fact that Renusol GmbH was a wholly owned subsidiary of Centrosolar AG; and

(x)    any Losses arising from that certain patent infringement litigation commenced against Renusol GmbH on or about June 5, 2015 and relating to the alleged infringement by a product incorporated by Renusol GmbH into its mounting systems (such product being the “Subject Product”) of rights arising under a German patent held by the plaintiff in such patent litigation (hereinafter the “German Plaintiff”) together with any Losses which may arise in the future as a result of any Action which is based on allegations that the sale by any of the Companies, in any jurisdiction other than Germany, of mounting systems containing the Subject Product, violates the patent rights of the German Plaintiff or its assignee in any such jurisdiction.

(b)    Notwithstanding anything provided in this Agreement to the contrary, the indemnification obligations of the Seller pursuant to this Section 7.2 shall be limited as follows:

(i)    the Seller shall not be liable under this Agreement (including this ARTICLE VII) with respect to any Losses arising out of matters disclosed, provided for, accrued or reserved for in the Company Financial Statements, Closing Balance Sheet or Net Non-Cash Working Capital Calculation;

(ii)    no Losses shall be payable under Section 7.2(a)(i) (other than Losses arising from a breach of any Fundamental Representations) until the total of all such Losses exceeds an amount equal to the Seller Deductible, and then only the amounts in excess of an amount equal to the Seller Deductible shall be payable;

(iii)    no Losses shall be payable under Section 7.2(a)(x) until the total of all such Losses under Section 7.2(a)(x) exceeds $40,000 and then only the amount of such Losses in excess of $40,000 shall be payable (which Losses shall not be subject to the limitation in Section 7.2(b)(ii) above);

(iv)    the Seller’s aggregate liability for all indemnification under Section 7.2(a)(i) (excluding liability for indemnification for Losses arising from a breach of any Fundamental Representations) and Section 7.2(a)(x) shall be limited to, and shall not exceed, an amount equal to the Seller Cap; and

(v)    the Seller Deductible and the Seller Cap shall not apply to the Seller’s obligation to indemnify and hold the Buyer Indemnified Parties harmless from and against Losses arising as a result of a breach of any Fundamental Representations or as a result of the matters described in Sections 7.2(a)(ii), (iii), (iv), (v), (vi), (vii), (viii), and (ix).

7.3    Indemnification of the Seller Indemnified Parties. From and after the Closing, subject to the limitations set forth in this ARTICLE VII, the Buyer hereby agrees to indemnify and hold harmless the Seller Indemnified Parties from and against any and all Losses sustained or incurred by any Seller Indemnified Party, resulting from (i) any breach of a representation or warranty made by the Buyer in ARTICLE V, or (ii) any breach of a covenant made by the Buyer in this Agreement.

7.4    Indemnification Procedure for Third Party Claims.

(a)    In the event that, subsequent to the Closing, an Indemnified Party receives notice of the assertion of a Third Party Claim against such Indemnified Party, the Indemnified Party shall give written notice thereof, together with a statement of any available information regarding such claim to the Indemnifying Party within five (5) Business Days after learning of such claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to and defend such claim). Such written notice shall describe in reasonable detail the facts constituting the basis for such Third Party Claim and the amount of the potential Losses, in each case to the extent known. The failure of the Indemnified Party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto except to the extent that the Indemnifying Party can demonstrate that such failure has materially and irreparably prejudiced the defense of any such Third Party Claim. The Indemnifying Party shall have the right upon written notice to the Indemnified Party within ten (10) days after receipt from the Indemnified Party of notice of such claim, to conduct at its expense the defense against such claim in its own name, or if required in the name of the Indemnified Party. If the Indemnifying Party elects not to assume control, the Indemnified Party shall retain control of such Third Party Claim and the Indemnifying Party will be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof. The Party not controlling such Third Party Claim shall cooperate with and make available to the controlling Party such assistance and materials as may be reasonably requested by it (including copies of any summons, complaint or other pleading which may have been served on such Party and any written claim, demand, invoice, billing or other document evidencing or asserting the same), and shall have the right at its expense to participate in the defense assisted by counsel of its own choosing. The Party controlling such Third Party Claim shall keep the non-controlling Party advised of the status of such Third Party Claim and fees incurred with respect thereto, on at least a monthly basis, and shall consider in good faith recommendations made by the non-controlling Party with respect thereto.

(b)    If an Indemnifying Party assumes the defense of a Third Party Claim in accordance herewith: (i) the Indemnified Party may retain separate co‑counsel at its sole cost and expense and participate in the defense of such Third Party Claim, but the Indemnifying Party shall control the investigation, defense and settlement thereof; (ii) the Indemnified Party shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnifying Party; and (iii) the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement or compromise with respect to such Third Party Claim without the prior written consent of the Indemnified Party unless the judgment or settlement provides (a) solely for the payment of money by the Indemnifying Party that will be paid or reimbursed concurrent with the execution and delivery of such judgment, settlement or compromise, (b) that the Indemnified Party receives an unconditional release from all liability with respect to such Third Party Claim and (c) no obligation of the Indemnified Party or any of its Affiliates to perform obligations or admit liability. In the event that the Indemnifying Party does not agree in writing to accept the defense of a Third Party Claim, then the Indemnified Party shall have the right to defend against, negotiate, settle or otherwise deal with the Third Party Claim in such manner as the Indemnified party deems appropriate, in its sole discretion and the Indemnified Party shall be entitled to indemnification therefor to the extent provided for by this Article VII.

(c)    If: (i) a Third Party Claim relates to or arises in connection with an Action, the object of which is to obtain an injunction, restraining order, declaratory relief or other non-monetary relief (including criminal penalties) against the Indemnified Party; (ii) the Indemnified Party reasonably concludes that, in light of actual or potential conflict of interest, it would be inappropriate for legal counsel selected by the Indemnifying Party to represent the Indemnified Party; or (iii) the Indemnified Party reasonably concludes that an adverse determination of the Third Party Claim would constitute a Company Material Adverse Effect, then (iv) the Indemnifying Party shall have the right to retain its own counsel and control the defense or settlement of any such Third Party Claim and its reasonable legal fees and costs and expenses of defending such Third Party Claim shall be included as Losses to which the Indemnified Party is entitled to be indemnified; provided that, under the circumstances described in this Section 7.4(c), the Indemnified Party shall not compromise or settle any such Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

7.5    Claims for Indemnification.

(a)    An Indemnified Party shall make any claims for indemnification pursuant to Section 7.2 or Section 7.3 by delivering a notice setting forth such claim in reasonable detail (a “Claim Notice”).

(b)    The Indemnifying Party may make a written objection (“Objection”) to any claim for indemnification. The Objection shall be delivered to the Indemnified Party within ten (10) days after delivery of a Claim Notice to the Indemnifying Party.

(c)    For a period of ten (10) Business Days, the Indemnifying Party and the Indemnified Party shall attempt in good faith to resolve any claim for indemnification to which an

Objection is made. If such Parties are able to resolve any such claim for indemnification, they shall prepare and sign a memorandum setting forth such agreement.

7.6    Treatment of Indemnification Claims. All indemnification payments made under this Agreement shall be treated by all Parties as an adjustment to the Purchase Price unless otherwise required by applicable Law.

7.7    Calculation of Losses.

(a)    The amount of any Losses payable under this ARTICLE VII by the Indemnifying Party shall be net of any (i) amounts actually recovered by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor and (ii) the Tax Benefits actually recognized by the Indemnified Party arising from the incurrence or payment of any such Losses in the taxable year of such Loss or the succeeding taxable year. For the avoidance of doubt, Tax Benefits actually recognized does not include any increase in any net operating loss of any Indemnified Party or any increase in the tax basis of any asset held by, or other Tax attribute of, any Indemnified Party until such Tax attribute actually results in a refund, credit for overpayment or reduction in Tax payments. If the Indemnified Party receives a Tax Benefit or any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment in the amount received by the Indemnified Party, net of any expenses reasonably incurred by such Indemnified Party in collecting such amount (including any deductible amounts, attorney’s fees and any increased insurance premiums). If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Losses and the Indemnified Party could have recovered all or a part of such Losses from a third party based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against such third party as are necessary to permit the Indemnifying Party to recover from such third party the amount of such indemnification payment.

(b)    The Indemnifying Party shall not be liable under this ARTICLE VII for Losses that are for special, consequential, exemplary or punitive damages or multiples of earnings except to the extent that the Indemnified Party is obligated to pay any third party any amounts for special, consequential, exemplary or punitive damages or multiples of earnings as a result of a Third Party Claim.

(c)    No claim shall be made for any Losses which are accounted for in calculating the Final Net Non-Cash Working Capital.

7.8    Exclusion of Other Remedies. From and after the Closing, the rights of the Buyer, the Seller, the Buyer Indemnified Parties and the Seller Indemnified Parties to indemnification relating to this Agreement or the transactions contemplated hereby shall be strictly limited to those contained in this ARTICLE VII, and such indemnification rights shall be the sole and exclusive monetary remedies of the Buyer, the Seller, the Buyer Indemnified Parties and the Seller Indemnified Parties subsequent to the Closing Date with respect to any matter in any way relating to this

Agreement or arising in connection herewith. To the maximum extent permitted by Law, the Buyer, the Seller, the Buyer Indemnified Parties and the Seller Indemnified Parties hereby waive all other monetary rights and remedies with respect to any matter in any way relating to this Agreement or arising in connection herewith, whether under any Laws, at common law or otherwise. Notwithstanding anything to the contrary herein, the existence of this ARTICLE VII and of the rights and restrictions set forth herein do not limit any remedy against the Parties hereto to claims based on fraud. For purposes of determining the amount of any Losses that are the subject matter of a claim for indemnification under this Agreement, each representation and warranty of the Seller contained in this Agreement shall be read without regard and without giving effect to any materiality or Material Adverse Effect standard or similar qualification contained in such representation or warranty (i.e., as if such standard or qualification were deleted from such representation or warranty).

7.9    Escrow. On the Closing Date, the Buyer shall, on behalf of the Seller, pay to the Escrow Agent the Escrow Amount to be held pursuant to the terms of the Escrow Agreement.  Except for payment required to be made by Seller of the amount, if any, of any post-Closing adjustment to the Purchase Price contemplated by Section 2.6(b) hereof and any amount that the Seller is required to indemnify the Buyer Indemnified Parties with respect to Transaction Expenses (as contemplated by Section 8.2(a)(vii)), which amounts shall be paid directly by Seller to Buyer, any payment the Seller is obligated to make to any Buyer Indemnified Parties for Losses incurred by the Buyer Indemnified Parties shall be paid: (i) first, to the extent there are sufficient funds in the Escrow, by release of funds to the Buyer Indemnified Parties from the Escrow by the Escrow Agent in accordance with the terms of the Escrow Agreement and shall accordingly reduce the Escrow Amount and; (ii) second, to the extent the Escrow Amount is insufficient to pay any remaining sums due, then the Seller shall be required to pay all such additional sums due and owing to the Buyer Indemnified Parties by wire transfer of immediately available funds promptly after the date such claim is finally determined to be owing.

ARTICLE VIII

MISCELLANEOUS

8.1    Notices, Consents, Etc. Any notices, requests, demands, consents or other communications required to be sent or given hereunder by any of the Parties shall in every case be in writing and shall be deemed properly given and received (a) on the date delivered by hand; (b) on the date sent if transmitted by facsimile with confirmation of transmission; or (c) one (1) Business Day after it is sent if delivered by Federal Express or other express overnight delivery service.

(i)If to the Seller:
Richard Reilly
5513 Vine Street
Cincinnati, Ohio 45217
Tel: (513) 702-5110

Fax: (513) 242-0816

with a copy to (which copy shall not constitute notice):
Katz Teller
255 East Fifth Street, Ste. 2400
Cincinnati, Ohio 45202
Tel: (513) 977-3435
Fax: (513) 762-0035
Attn: Mark J. Jahnke, Esq.

(ii)If to the Buyer:
Sunlight US Co., Inc.
3556 Lake Shore Road
Tel: (716) 826-6500
Fax: (716) 826-1589
Attn: Timothy F. Murphy

with a copy to (which copy shall not constitute notice):
Lippes Mathias Wexler Friedman LLP
Suite 300
665 Main Street
Buffalo, New York 14203
Tel: (716) 853-5100
Fax: (716) 853-5199
Attn: Paul J. Schulz, Esq.

8.2    Severability.    The unenforceability, illegality or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision. Upon such determination that any term or other provision is illegal, invalid or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in order that the Transaction is consummated as originally contemplated to the greatest extent possible.

8.3    Assignment; Successors. Neither this Agreement, nor any rights, obligations or interests hereunder, may be assigned by any Party hereto except with the prior written consent of the other Parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto and their respective successors and assigns. Notwithstanding the foregoing, (i) the Buyer may assign this Agreement to any Affiliate of the Buyer or to any lender to the Buyer or its Affiliates thereof as security for obligations to such lender in respect of the financing arrangements entered into in connection with the transactions contemplated hereby and any refinancings, extensions, refundings or renewals thereof or to an acquirer of all or substantially all of the assets or business of it in any form of transaction, and (ii) after the Closing, the Seller and the Buyer may assign this Agreement to any of their respective beneficial owners or successors by operation of law; provided that no assignment to any permitted

Person hereunder will in any way affect such assigning party’s obligations or liabilities under this Agreement. Any purported assignment without such prior written consents shall be void.

8.4    Counterparts; Facsimile or .PDF Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile or .PDF signature.

8.5    Expenses. Except as otherwise specified in this Agreement, all costs and expenses (including fees and disbursements of counsel, financial advisors and accountants) incurred or to be incurred through the Closing in negotiating and preparing this Agreement and in closing and carrying out the Transaction shall be paid by the Party incurring such costs and expenses (excluding the Transaction Expenses, which shall be paid by the Buyer in accordance with Section 2.3(c)); notwithstanding the foregoing, to the extent a Party prevails in any proceeding in connection with any breach by any other Party of any of the provisions of this Agreement, such prevailing Party shall be entitled to recover from the other Party(ies), in addition to any other amounts that may be due, all fees and expenses (including reasonable attorneys’ and other professionals’ fees and disbursements and court costs) incurred in pursuing such issue.

8.6    Governing Law. This Agreement and the negotiation, execution, performance or non-performance, interpretation, termination, construction and all claims or causes of action (whether in contract or tort), that may be based upon, arise out of or relate to this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made or in connection with this Agreement or as an inducement to enter this Agreement (each, a “Proceeding”) shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of Laws that might otherwise govern under any applicable conflict of laws principles.

8.7    Table of Contents and Headings. The table of contents and section headings of this Agreement are included for reference purposes only and shall not affect the construction or interpretation of any of the provisions of this Agreement.

8.8    Entire Agreement. This Agreement, including the Disclosure Schedules (all of which shall be deemed incorporated in this Agreement and made a part hereof), sets forth the entire understanding of the Parties with respect to the Transaction, supersedes all prior discussions, understandings, agreements and representations and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any Party in connection with the negotiation of the terms hereof.

8.9    Third Parties. Except for the Buyer Indemnified Parties and the Seller Indemnified Parties, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the Parties to this Agreement, any rights or remedies under or by reason of this Agreement.

8.10    Disclosure Generally. The schedules and exhibits attached to this Agreement form an integral part of this Agreement for all purposes of it. All references herein to this Agreement shall include the schedules and exhibits attached to this Agreement. Any exception or qualification set forth in the schedules with respect to a particular representation, warranty or covenant contained herein shall be deemed to be an exception or qualification with respect to all other applicable representations, warranties and covenants contained in this Agreement only to the extent the applicability of such exception or qualification to any other applicable representation, warranty or covenant would be reasonably apparent on the face of the disclosure to a Person reviewing the schedules, regardless of whether an explicit reference to such other representation, warranty or covenant is made; provided that, notwithstanding the foregoing, information required to be disclosed in connection with any of the representations and warranties contained constituting the Fundamental Representations and information required to be disclosed in connection with any representations and warranties contained in Sections 3.2, 3.4, 4.2, 4.6, 4.7, 4.9, 4.10, 4.11, 4.13, 4.14 and 4.19 shall not be deemed to be disclosed unless disclosed in the Disclosure Schedule applicable to such Fundamental Representation or any such Section. Nothing in the schedules is intended to broaden the scope of any representation or warranty contained in this Agreement except to the extent of the information provided in the applicable schedule. Inclusion of any item in a schedule or exhibit does not constitute a determination by the representing Party that such item is material and shall not be deemed to establish a standard of materiality. No disclosure in a schedule or exhibit relating to any possible breach or violation of any Contract, Law or any potential adverse contingency shall be construed as an admission or indication that any such breach or violation exists or has actually occurred or that such adverse contingency will actually occur.

8.11    Arbitration. The Parties agree to submit to resolution by binding arbitration any unresolved claim, controversy, issue or dispute arising among or between the Parties out of or with respect to this Agreement or the Parties’ respective rights, duties and obligations hereunder (each, a “Dispute”), upon written notice by any Party to the other Parties. Such arbitration shall be conducted as follows:

(a)    The arbitration shall be conducted in accordance with and governed by the Commercial Arbitration Rules then in effect of the American Arbitration Association (“AAA”), except as expressly provided otherwise in this section, and administered by the AAA. The Parties shall provide a copy of this arbitration clause to the arbitrator(s). The arbitrator(s) shall apply the appropriate substantive law, and the Federal Rules of Civil Procedure with respect to procedural, discovery or evidentiary matters. The arbitration shall be conducted in the location mutually agreed upon by the Parties; provided that, if the Parties do not so agree within ten (10) days after written notice of arbitration is given by a Party, the arbitration shall be conducted in Cincinnati, Ohio at a location selected by the arbitrator(s).

(b)    The arbitrator(s), as applicable, for such arbitration shall be selected as follows:

(i)    In the event of arbitration with an amount in controversy equal to or less than $1,000,000, arbitration shall be conducted by one (1) neutral arbitrator mutually agreed upon by the Parties. If no arbitrator is agreed upon within ten (10) days following commencement of arbitration, or if the arbitrator selected by the

Parties is unable or unwilling to arbitrate the Dispute, the arbitrator shall be such neutral arbitrator as is selected by the AAA; or

(ii)    In the event of arbitration with an amount in controversy greater than $1,000,000, arbitration shall be conducted by a panel of three (3) neutral arbitrators. Within fifteen (15) days following commencement of arbitration, each Party shall select one (1) neutral arbitrator in whatever area(s) of expertise such Party believes is relevant to the dispute. Within ten (10) days following such appointment, the two (2) neutral arbitrators so selected shall select the third neutral arbitrator from a list provided by the AAA who shall be a practicing attorney having experience in the area of commercial contracts, and who shall act as chair of the arbitration panel. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator within such ten (10) day period, the third arbitrator shall be selected by the AAA.

(c)    The sole arbitrator or chair of the arbitration panel, as applicable, shall establish a limited time period for discovery and procedures designed to reduce the cost and time for discovery while allowing the Parties an opportunity, in the discretion of the sole arbitrator or chair of the arbitration panel, as applicable, to discover relevant information from the opposing Party about the subject matter of the Dispute. Any dispute regarding discovery, or the relevance or scope thereof, shall be determined by the sole arbitrator or the chair of the arbitration panel, as the case may be, and shall be governed by the Federal Rules of Civil Procedure.

(d)    The award by the arbitrator(s) shall be in writing, shall be signed by the sole arbitrator or a majority of the panel of arbitrators, as the case may be, and shall include a statement of findings of fact and conclusions regarding the reasons for the disposition of any Dispute. Subject to the terms and conditions set forth in this Agreement, the arbitrator(s) shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including without limitation, specific performance of any obligation created under any agreement between or among the Parties, the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process; provided, however, that the arbitrator(s) shall not have the authority to award punitive damages, except as may be required by statute or to the extent punitive damages are awarded to a third party in connection with the claim giving rise to such applicable dispute. The arbitrator(s) shall have the authority to determine the comparative responsibility of the Parties hereto for any loss or damages and assign liability and award relief based upon such comparison. Arbitration of such issues, including the determination of the amount of any damages suffered by any Party, shall be to the exclusion of any court of law and the decision of the arbitrator(s) shall be final and binding upon the Parties and their respective personal representatives, heirs, devisees, successors and assignees. Judgment on the award entered by the arbitrator(s) may be entered in and enforced by any court of competent jurisdiction.

(e)    Subject to the terms and conditions set forth in this Agreement, each Party shall bear its own expenses and its attorney’s fees and expenses, and shall equally share the arbitrators’ fees, administrative fees and travel expenses.

(f)    Statements made by any Party or any Party’s representative during the arbitration shall be deemed confidential and no Party or Party’s representative will attempt to use any such statement as evidence in any court or other legal proceeding. The Parties also agree and acknowledge that the arbitrator(s) shall not be subject to subpoena to trial or deposition by any Party for the purpose of divulging statements made or information disclosed by any Party or witness in the arbitration proceedings. The Parties further agree and acknowledge that the arbitrator(s) shall not disclose any matter learned in the arbitration proceedings unless given permission by all of the Parties or unless required by law.

(g)    Notwithstanding the foregoing, each of the Parties shall be entitled to an injunction or injunctions or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court located in Hamilton County, Ohio, the Parties agreeing that such courts shall have exclusive jurisdiction over any disputes arising out of or related to this Agreement, without having to post bond therefor or prove actual damages, this being in addition to any other remedy to which they are entitled, without submitting such action to arbitration.

8.12    Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12.

8.13    Public Announcements. Prior to the Closing, the Parties shall not issue or cause the publication of any press release or other public announcement with respect to this Agreement or the Transaction, except that the Buyer, on the one hand, and the Seller, on the other hand, may issue a joint press release if mutually agreed; provided, however, that nothing herein shall prohibit any Party from issuing or causing publication of any such press release or public announcement to the extent that such Party determines such action to be required by Law, applicable regulation or stock market rule, in which case the Party making such determination shall, if practicable in the circumstances, use Reasonable Efforts to allow the other Parties reasonable time to comment on such release or announcement in advance of its issuance. To the extent feasible, all press releases or other announcements or notices regarding the Transaction shall be made jointly by the Parties.

8.14    Amendments and Waivers. This Agreement (including the Disclosure Schedules and exhibits hereto) may not be amended, restated, supplemented or otherwise modified, and no provision hereof may be waived, except by an instrument in writing signed by the Seller, the Companies and the Buyer.

8.15    Provision Respecting Legal Representation. Buyer, the Companies and the Seller hereby agree that, in the event that a dispute arises after the Closing between Buyer and/or the Companies, on the one hand, and the Seller or his Affiliates, on the other hand, Katz Teller may represent the Seller and/or such Affiliates in such dispute even though the interests of the Seller and/or such Affiliates may be directly adverse to Buyer or the Companies or any of their Affiliates, and even though Katz Teller may have represented the Companies or any of their Affiliates in a matter substantially related to such dispute, or may be handling ongoing matters for Buyer, the Companies, or any of their Affiliates. Buyer further agrees that, as to all communications among Katz Teller, the Companies, the Seller, and/or any of their respective Affiliates that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to the Seller and may be controlled by the Seller and shall not pass to or be claimed by Buyer, the Companies or any of their Affiliates. Notwithstanding the foregoing, in the event that a dispute arises between Buyer, the Companies or any of their Affiliates and a third party (other than a party to this Agreement or any of their respective Affiliates) after the Closing, the Companies and their Affiliates may assert the attorney-client privilege to prevent disclosure of confidential communications by Katz Teller to such third party; provided, however, that neither the Companies nor any of their Affiliates may waive such privilege without the prior written consent of the Seller.
[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.
BUYER:

SUNLIGHT US CO., INC.

By:	/s/ Timothy F. Murphy
Timothy F. Murphy
Vice President, Secretary and Treasurer

GIBRALTAR INDUSTRIES, INC.

By:	/s/ Timothy F. Murphy
Timothy F. Murphy
Vice President, Secretary and Treasurer

[Signature Page - Stock Purchase Agreement]

SELLER:

By:	/s/ Richard Reily
Richard Reily

COMPANIES:

ROUGH BROTHERS MANUFACTURING,
INC.

By:	/s/ Richard Reily
Richard Reily
President

RBI SOLAR, INC.

By:	/s/ Richard Reily
Richard Reily
President

DELTA T SOLUTIONS, INC.

By:	/s/ Richard Reily
Richard Reily
President

[Signature Page - Stock Purchase Agreement]

ANNEX OF DEFINED TERMS
Definitions. For purposes of this Agreement, unless the context otherwise requires, the following terms shall have the meanings specified or referred to in this Annex:
“AAA” has the meaning set forth in Section 8.11(a).
“Action” means any claim, action, charge, complaint, suit, litigation, arbitration, grievance, inquiry, audit, proceeding or investigation by or before any Governmental Authority or duly appointed arbitration authority, whether civil, criminal, administrative or otherwise, in law or in equity.
“Affiliate” means with respect to any Person (a) who is an individual, the spouse, parent, sibling or lineal descendent of such Person, (b) that is an entity, any Person which, directly or indirectly, controls, is controlled by, or is under common control with such Person, and (c) that is an entity, any Person who is a director, officer, manager, member, partner, or principal of such Person or of any other Person which directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by ownership of voting stock, by contract or otherwise.
“Agreement” means this Stock Purchase Agreement, the Disclosure Schedules and all other schedules and exhibits attached to this Agreement and the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this Agreement and unless otherwise indicated, references to Sections, Articles or Exhibits are sections, articles or exhibits, as applicable, in this Agreement.
“Ancillary Agreements” means all agreements, documents and instruments required to be delivered by any party pursuant to this Agreement, and any other agreements, documents or instruments entered into at or prior to Closing in connection with this Agreement or the Transaction.
“Base Price” means $130,000,000.00.
“Business” has the meaning set forth in the Recitals above.
“Business Day” means a day other than Saturday, Sunday or any other day on which commercial banks in Cincinnati, Ohio are authorized or required by Law to close.
“Buyer” has the meaning set forth in the preamble to this Agreement.
“Buyer Indemnified Parties” means the Buyer and its Affiliates and their respective Representatives, together with the successors and assigns of any of the foregoing.
“Captive Insurance Policies” has the meaning set forth in Section 6.5.
“Cash” means cash, check, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time deposits and demand deposits or similar accounts of the

Target Group Members. For the avoidance of doubt, Cash shall, without duplication, (a) be reduced by issued but uncleared checks and drafts as of the Effective Time, and (b) include checks, ACH transactions and other wire transfers and drafts deposited for the account of a Target Group Member as of the close of business on the day immediately preceding the Closing Date.
“Claim Notice” has the meaning set forth in Section 7.5(a).
“Closing” has the meaning set forth in Section 2.2.
“Closing Balance Sheet” has the meaning set forth in Section 0.
“Closing Date” has the meaning set forth in Section 2.2.
“Closing Date Cash” has the meaning set forth in Section 2.6(f).
“Closing Date Debt” has the meaning set forth in Section 2.3(a).
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Financial Statements” means the (a) consolidated unaudited balance sheets and related unaudited statements of income of the Target Group as at December 31, 2013 and 2014 and the consolidated audited balance sheets and related audited statements of income, cash flows and changes in stockholder equity of the Target Group as at December 31, 2013 and for the fiscal year periods then-ended, and (b) the Latest Financials.
“Company Intellectual Property” means all IP Rights used in the operation of the Business, as currently conducted by the Target Group.
“Company IT Systems” has the meaning set forth in Section 4.11(e).
“Company Material Adverse Effect” means any fact, circumstance, event, change, development or effect that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to (a) the Business, financial condition or results of operations of the Target Group taken as a whole, or (b) the ability of any of the Seller or the Target Group to consummate the Transaction; provided, however, that none of the following shall constitute, and none of the following shall be taken into account in determining whether there has been or shall be, or would reasonably be expected to be, a Company Material Adverse Effect: any fact, event, change, development or effect resulting from or arising out of (i) the announcement or pendency of the Transaction or the identity of the Buyer; (ii) conditions affecting the industry in which any Target Group Member participates, the United States economy as a whole or the capital markets in general or the geographical markets in which a Target Group Member operates, that do not disproportionately affect a Target Group Member as compared with other participants in the industry in which such Target Group Member operates; (iii) changes in GAAP that do not disproportionately affect a Target Group Member as compared with other participants in the industry in which such Target Group

Member operates; (iv) changes in Law that do not disproportionately affect a Target Group Member as compared with other participants in the industry in which such Target Group Member operates; (v) the taking of any action expressly required by this Agreement; (vi) the commencement, continuation or escalation of a war, armed hostilities or other international or national calamity or act of terrorism or sabotage that do not disproportionately affect a Target Group Member as compared with other participants in the industry in which such Target Group Member operates; or (vii) any natural disaster that does not disproportionately affect a Target Group Member as compared with other participants in the industry in which such Target Group Member operates.
“Company Software” shall mean all Software owned by or licensed to a Target Group Member and (i) requiring payment of an annual licensing fee in excess of $5,000 or (ii) distributed, sold, licensed or marketed in connection with the Business.
“Confidentiality Agreement” means that certain confidentiality agreement by and among Gibraltar Industries and Rough Brothers, Inc. and Solar and one or more Affiliates of such corporations, dated as of January 7, 2015.
“Consent” means any approval, consent, ratification, waiver or other authorization from, or notice to, any Person other than a Governmental Authority.
“Contract” means any agreement, commitment, note, mortgage, indenture, lease, sublease, deed of trust, license, plan, instrument or other contract, in each case, that is legally binding on the parties thereto, whether written or oral.
“Customer Backlog Order” and “Customer Backlog Orders” has the meaning set forth in Section 4.23.
“Delta” has the meaning set forth in the preamble to this Agreement.
“Disclosure Schedules” means any disclosure schedules attached hereto.
“Dispute” has the meaning set forth in Section 8.11.
“Dispute Notice” has the meaning set forth in Section 2.5.
“Dollars” and the sign “$” each mean the lawful money of the United States of America.
“Draft Closing Statements” has the meaning set forth in Section 2.5.
“Effective Time” has the meaning set forth in Section 2.2.
“Election” has the meaning set forth in Section 6.1(h).
“Employees” has the meaning set forth in Section 4.13(a).
“Employee Plans” has the meaning set forth in Section 4.13(a).

“Enforceability Exceptions” means any limitation on the enforceability of a Party’s obligation resulting from the application of bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar Laws affecting the enforcement of creditors rights generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in Law or equity).
“Environmental Claim” means any action, suit, demand, demand letter, claim, lien, notice of non-compliance or violation, notice of liability, proceeding, consent order or consent agreement made under or in accordance with any Environmental Law or Environmental Permit.
“Environmental Law” means any Law in effect as of the date hereof, including any legally enforceable judicial or administrative order, consent decree or judgment, to the extent relating to pollution, damage to or protection of the environment, natural resources or exposure of any Person to Hazardous Materials, including Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials into the environment (including ambient air, surface water, groundwater, land surface or subsurface), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, generation, disposal, transport or handling of any Hazardous Materials or the cleanup or remediation of any contamination.
“Environmental Permit” means any permit, approval, identification number, license, certificate, or other authorization of a Governmental Authority required under any applicable Environmental Law.
“Equity Interests” means, with respect to any Person, any share, unit, capital stock, limited liability company interest, membership interest, partnership interest or similar interest or other indicia of equity or equity-like ownership (including any option, warrant, profits interests or similar right or security convertible, exchangeable or exercisable therefor or other instrument or right the value of which is based on any of the foregoing, including any phantom interest) in such Person.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” has the meaning set forth in Section 4.13(b).
“Escrow Agent” means Wells Fargo National Bank, N.A..
“Escrow Agreement” means that certain Escrow Agreement dated the Closing Date by and among the Buyer, the Seller and the Escrow Agent.
“Escrow Amount” means 5% of the Purchase Price payable at Closing.
“Estimated Closing Balance Sheet” has the meaning set forth in Section 2.5.
“Estimated Net Non-Cash Working Capital” has the meaning set forth in Section 2.5.
“Estimated Net Non-Cash Working Capital Deficit” has the meaning set forth in Section 2.5.

“Estimated Net Non-Cash Working Capital Surplus” has the meaning set forth in Section 2.5.
“Final Net Non-Cash Working Capital” has the meaning set forth in Section 2.6(a)(ii).
“Fundamental Representations” has the meaning set forth in Section 7.1.
“GAAP” means United States generally accepted accounting principles, consistently applied.
“German Plaintiff” has the meaning set forth in Section 7.2(a)(x).
“Governmental Authority” means any national, federal, state, provincial, municipal, local, foreign or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or other judicial body.
“Governmental Authorizations” means any licenses, permits, rights, certificates, permissions, variances, clearances, qualifications, notifications, exemptions, classifications, registrations, franchises, approvals, consents, orders or similar authorizations, or any waivers of the foregoing, issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law, or filings with any Governmental Authority.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Hazardous Materials” means any chemical, material or substance defined or regulated as toxic, hazardous, a pollutant, or contaminant under any applicable Environmental Law, and includes petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos containing materials and polychlorinated biphenyls.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.
“Indebtedness” means as applied to any Person, (i) all obligations for borrowed money; (ii) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (iii) all obligations of such Person evidenced by bonds (convertible or not), debentures, notes or similar instruments, but excluding surety bonds related to ongoing projects; (iv) all obligations of such Person issued or assumed as the deferred purchase price of property or businesses (other than trade payables or accruals incurred in the ordinary course of business); (v) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person; (vi) guarantees by such Person for borrowed money; (vii) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements; and (viii) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances.

“Indemnified Party” means any Person that is or may be entitled to indemnification under this Agreement.
“Indemnifying Party” means a Party to this Agreement that is or may be required to provide indemnification under this Agreement.
“Independent Accountant” has the meaning set forth in Section 2.6(a)(iii).
“Insurance Policies” has the meaning set forth in Section 4.17.
“IP Rights” means any or all rights, title and interest in or relating to intellectual property throughout the world, including: (i) all patents, patent applications and statutory invention registrations, together with all counterparts, reissues, divisions/divisionals, continuations, continuations-in-part, extensions, provisional or supplemental protection certificates, renewals and reexaminations thereof (“Patents”); (ii) all inventions (whether patentable or not), invention disclosures and improvements, all trade secrets, proprietary or confidential information, know-how and technology (“Trade Secrets”); (iii) all works of authorship, copyrights, mask works, Software, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof; and (iv) all corporate names, trade names, logos, trademarks, service marks, trade dress, domain names and other source identifiers, including all registrations, renewals and applications therefor, and all goodwill associated with any of the foregoing (“Trademarks”).
“Katz Teller” means Katz, Teller, Brant & Hild, an Ohio legal professional association.
“Knowledge of the Company” means the actual knowledge of Seller, David Roberts, William Lee, Kevin Caron, Patrick Long, Thomas Vezdos and William Vietas, after due investigation or inquiry by such person of such other individuals of the Target Group who would reasonably be expected to have knowledge of the relevant matter.
“Latest Financials” means the consolidated unaudited balance sheets and related unaudited statements of income of the Target Group as at May 31, 2015 and for the five (5) month period then-ended.
“Latest Balance Sheet Date” means May 31, 2015.
“Law” means any law, statute, ordinance, order, code, rule, principal of common law, Order, regulation or other requirement enacted, entered, promulgated or issued by any Governmental Authority.
“Leased Real Property” means the real property under which a Target Group Member is a lessee, sub-lessee, tenant, licensee or assignee of any real property owned by any third Person.
“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

“Liabilities” means any and all debts, liabilities and obligations, and including all costs and expenses related thereto including all fees, disbursements and expenses of legal counsel.
“Licensed Intellectual Property” means material IP Rights licensed to a Target Group Member pursuant to an agreement with a third party.
“Lien” means any mortgage, pledge, charge, adverse claim, security interest, encumbrance, hypothecation, lease, easement, right-of-way, encroachment, option, right of first refusal or other lien.
“Losses” means any Liabilities, deficiencies, demands, Actions, Orders, assessments, damages, dues, Taxes, penalties, fines, amounts paid in settlement, losses, out-of-pocket costs and expenses (including reasonable attorneys’ and accountants’ fees).
“Material Contracts” has the meaning set forth in Section 4.10(a).
“Net Non-Cash Working Capital” means current assets (including, without limitation, all trade accounts receivable and all other non-Cash current assets) but excluding Cash, less current liabilities (including without limitation trade accounts payable and such other mutually agreed-upon accruals), in each case reflected on a balance sheet of the Target Group in accordance with GAAP.
“Net Non-Cash Working Capital Calculation” has the meaning set forth in Section 2.6(a).
“Objection” has the meaning set forth in Section 7.5(b).
“Open Source Software” means Software governed by a license commonly referred to as an open source, free software, copyleft or community source code license.
“Order” means any legally binding award, injunction, judgment, order, ruling, subpoena, or verdict or other decision entered, issued, made, or rendered by any Governmental Authority.
“Organizational Documents” means (a) with respect to a corporation, the certificate or articles of incorporation and bylaws; (b) with respect to any other entity, any charter, bylaws, partnership agreement, operating agreement or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (c) any amendment to any of the foregoing.
“Parties” means, collectively, the Seller, the Companies and the Buyer, and each is hereinafter referred to as a “Party”.
“Payoff Statements” has the meaning set forth in Section 2.3(b).
“Permits” has the meaning set forth in Section 4.8.
“Permitted Lien” means such of the following (a) as to which cannot be released by payment of an amount not to exceed $100,000 and (b) for which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (i) statutory Liens for current Taxes, assessments, charges, levies or other claims not yet delinquent, provided an appropriate reserve has been established therefor in the Company Financial Statements in accordance with GAAP; (ii) materialmen’s, mechanics’, carriers’, warehousemen’s, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business for amounts not yet delinquent; (iii) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (iv) registered easements, rights-of-way, restrictive covenants and servitudes and other similar rights in land granted to, reserved or taken by any Governmental Authority or public utility, or any registered subdivision, development, servicing, site plan or other similar agreement with any Governmental Authority or public utility; and (v) restrictions on transfer of securities under applicable U.S. state and federal securities Laws.
“Person” means any individual, corporation, limited liability company or partnership, general or limited partnership, association, trust or any other entity or organization, including a Governmental or Regulatory Authority.
“Post-Closing Period” means any taxable period (or portion thereof) that begins after the Closing Date.
“Pre-Closing Period” means any taxable period (or portion thereof) that ends on or before the Closing Date.
“Premium Refunds” has the meaning set forth in Section 6.5.
“Proceeding” shall have the meaning set forth in Section 8.6.
“Purchase Price” has the meaning set forth in Section 2.3(a).
“RBI” has the meaning set forth in the preamble to this Agreement.
“RBI Business” has the meaning set forth in the Recitals to this Agreement.
“Reasonable Efforts” means the good faith efforts that a reasonably prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as reasonably expeditiously as possible.
“Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code.
“Representatives” means, with respect to any Person, any director, manager, officer, agent, employee, general partner, member, stockholder, agent, accountant, auditor, legal counsel, advisor, consultant, debt financing source or other representative of such Person.
“Restricted Period” “Restricted Period” shall mean 5 years from the Closing Date.
“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.
“Seller” has the meaning set forth in the preamble to this Agreement.
“Seller Cap” means 10% of the Purchase Price.
“Seller Deductible” means 0.6% of the Purchase Price.
“Seller’s Gross-Up Calculation” has the meaning set forth in Section 6.1(g).
“Seller Indemnified Parties” means the Seller and his Affiliates and their respective directors, officers, employees, agents, members, managers, successors and assigns.
“Software” means computer software, programs, and databases in any form, including websites, website content, member or user lists and information associated therewith, links, source code, object code, operating systems and specifications, data, databases, database management code, utilities, graphical user interfaces, menus, images, icons, links, forms, methods of processing, software engines, platforms, and data formats, all versions, updates, corrections, enhancements, and modifications thereto, and all related documentation, developer notes, comments, and annotations.
“Solar” has the meaning set forth in the preamble to this Agreement.
“Solar Business” has the meaning set forth in the Recitals to this Agreement.
“Stock” has the meaning set forth in the preamble to this Agreement.
“Straddle Period” means any taxable period that begins before and ends after the Closing Date.
“Straddle Period Tax Returns” means a Tax Return for a Straddle Period.
“Subject Laws” has the meaning set forth in Section 4.7.
“Subject Product” has the meaning set forth in Section 7.2(a)(10).
“Subsidiary” means any Person of which (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by any of the Companies or (ii) any of the Companies, directly or indirectly, is entitled, directly or indirectly, to appoint a majority of the board of directors, board of managers or comparable body of such Person.
“Survival Date” has the meaning set forth in Section 7.1.
“Target Group” means, collectively, the Companies and their respective Subsidiaries.
“Target Group Member” means any Person included in the Target Group.

“Tax” or “Taxes” means (i) any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative, minimum, add-on minimum, sales, use, transfer, capital gains, capital stock or shares, value added, excise, ad valorem, stamp, gains, severance, occupation, premium, windfall profit, real property, personal property, unclaimed property, intangibles, withholding, social security, workers’ compensation, unemployment, disability, payroll, net worth, employee or other tax, fees, levies, duties, tariffs, imposts and other like charges of a similar nature, including any interest, penalties, fines, loss, damage, liability, expense, or additions thereto, whether disputed or not and (ii) any transferee liability in respect of any items described in clause (i) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise.
“Tax Benefit” means any refund, credit or other reduction in otherwise required Tax payments (including any reduction in estimated Tax payments).
“Tax Contest” means an audit, examination, claim, or other administrative or judicial proceeding, contest, assessment, notice of deficiency, proposed adjustment, dispute or controversy relating to Taxes.
“Tax Return” means any return, declaration, report, claim for refund, FBAR report, information return or statement relating to any Taxes, including any schedule or attachment thereto and including any amendment thereof, supplied or required to be supplied to a Governmental Authority and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes a Target Group Member.
“Territory” means anywhere in the world.
“Third Party Claim” means any claim, issuance of any Order or the commencement of any Action by any Person who is not a party to this Agreement or an Affiliate of a party, including any domestic or foreign court or Governmental Authority.
“Total Tax Gross-Up Amount” means the amount by which Purchase Price would need to be increased to cover the added tax cost as a result of the treatment of the Transaction under Section 338(h)(10) of the Code or under Section 338(g) of the Code, calculated as of the Closing, but excluding from the amount of the added Tax cost, the amount attributable to the Tax cost to the Companies and the Seller for the LIFO reserve shown on the Closing Balance Sheet.
“Trade Secrets” is defined in the definition of “IP Rights”.
“Trademarks” is defined in the definition of “IP Rights”.
“Transaction” means the transactions contemplated by this Agreement.
“Transaction Expenses” means all fees and expenses payable by the Companies to any Person in connection with the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby or under the Ancillary Agreements, including any amounts payable to financial and legal advisors and any existing directors, employees and consultants of the Target Group listed in Schedule 2.3 with respect to any change of control, commission or other similar payments payable in connection with the transactions contemplated hereunder or under the Ancillary Agreements.
“Transfer Taxes” has the meaning set forth in Section 6.1(c).
“WARN” means the federal Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq. (1988) and any similar state or local “mass layoff” or “plan closing” laws.
“Warranties” has the meaning set forth in Section 4.21.
“Working Capital Target” means $10,000,000.

Omitted Schedule Disclosure LIST

The following list briefly identifies the contents of the Schedules which have been omitted from the foregoing material plan of acquisition.
The Registrant agrees to furnish to the Securities and Exchange Commission, supplementally, and upon request, a copy of any of the following omitted schedules.
Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms by the foregoing material plan of acquisition.

1.	Schedule 2.3 (b) - Contains a list of each Person to whom any Target Group Member has any outstanding Indebtedness.

2.	Schedule 2.4 (b)(iii) - Contains a list of Material Contracts and Permits with respect to which consents to assignment will be delivered at Closing.

3.	Schedule 3.2- Contains a list of Laws that will be violated as a result of the Transaction.

4.	Schedule 3.3- Contains a list of the Stock owned by Seller.

5.
Schedule 4.1- Contains a statement for each Target Group Member of: (i) the jurisdiction of incorporation or organization; (ii) of the issued and outstanding Equity Interests; (iii) the current officers and directors; and (iv) the jurisdictions in which qualification as a foreign entity has been obtained.

6.	Section 4.2- Contains a list of Laws, organizational documents and Material Contracts that will be violated by consummation of the Transaction.

7.
Schedule 4.4- Contains a statement of Liabilities of the Target Group which are not: (i) reflected in the Company Financial Statement; (ii) incurred in connection with the transactions contemplated by the plan of acquisition; (iii) Transaction Expenses; or (iv) incurred in the ordinary course of business after the date of the Latest Financials.

8.	Schedule 4.5- Contains a list of events which have occurred other than in the ordinary course of business between January 1, 2014 and the Closing Date.

9.	Schedule 4.6- Contains a list of pending and threatened Actions against any Target Group Member.

10.
Schedule 4.7- Contains a list of occurrences, events and circumstances in which Target Group Members have not been in compliance, in all material respects with all applicable Laws other than Environmental Laws, Laws relating to Intellectual Property, Laws relating to Taxes and Laws relating to employment, labor and benefit matters.

11.	Schedule 4.8- Contains a list of Permits required to be obtained or held by each Target Group Member for the lawful operation of its business.

12.
Schedule 4.11(a)- Contains a list for each Target Group Member, of (i) all issued Patents and Patent applications, (ii) all Trademarks and Trademark applications; (iii) all domain name registrations; (iv) all unregistered Trademarks; (v) all copyright registrations, and (vi) all Licensed Intellectual Property.

13.
Schedule 4.11(d)- Contains a list of past and present employees, consultants and independent contractors from whom a Target Group Member has not obtained an agreement to hold Trade Secrets in confidence or an agreement assigning to a Target Group Member the IP rights of any such Person.

14.	Schedule 4.12- Contains a list of all Leased Real Property.

15.	Schedule 4.13(a)- Contains a list of all Employee Benefit Plans.

16.
Schedule 4.13(h)- Contains a list of (i) all payments which will become due to Employees as a result of the consummation of the Transaction; (ii) all Employee Plans with which benefits will be increased as a result of this Transaction; (iii) all Employee Plans under which payment, vesting or funding will be accelerated as a result of the Transaction; and (iv) all payments which will be non-deductible as a result of Section 280G of the Code.

17.
Schedule 4.14- Contains a list of (i) each of the Companies which is not a validly electing S Corporation; (ii) each instance in which a Target Group Member has not timely filed its Tax Returns; and (iii) each claim for Taxes which has been asserted against any Target Group Member.

18.	Section 4.16- Contains a list of agreements between any Member of its Target Group and any employee, equityholder director of a member of the Target Group.

19.	Schedule 4.14(d)- Contains a list of audits or other proceedings pending with regard to Taxes of the Target Group.

20.	Schedule 4.17- Contains a list of all material insurance policies.

21.
Schedule 4.21- Contains (i) the text of the standard warranties of the Target Group; (ii) the text of other warranties made by the Target Group within the 3 years preceding the Closing; and (iii) a list of products of the Target Groups that have been recalled.

22.	Schedule 4.22(b)- Contains a list of the top ten (10) suppliers to the Target Group during each of the preceding three years.

23.	Schedule 4.24- Contains a list of inventory of the Target Group that is not in the possession of the Target Group or in transit.

24.	Schedule 6.5- Contains a list of insurance policies which will be cancelled upon the Closing.